PART II — OFFERING CIRCULAR

AWA Group LP

116 South Franklin Street

Rocky Mount, NC 27804

(252) 984-3800

Best Efforts Offering of [  ] Class A Common Units
See “Item14—Securities Being Offered” for additional information.

Offering Price per Class A Common Unit: $[  ] (the “Offering Price”)

Maximum Offering: [  ] Class A Common Units ($50 million)

Minimum Offering: [  ] Class A Common Units ($20 million)

DIVIDEND POLICY: AWA Group LP intends to pay dividends on the Class A Common Units on a quarterly basis at an annual rate of 8.00% of the Offering Price. However, such payments are subject to certain risks, see “Risk Factors” beginning page 7.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (“SEC”). The Offering will terminate upon the earlier of (1) the sale of the maximum number of Class A Common Units offered hereby, (2) [   ], 2016, which is one year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by AWA Group LP’s General Partner (the “Offering Period”). No purchases of Class A Common Units will be consummated until the minimum amount of Class A Common Units is sold.  The issuer has made arrangements with [   ] to serve as the escrow agent pursuant to which all proceeds received during the Offering Period will be held in an escrow account maintained by such escrow agent until the Offering proceeds exceed the minimum offering amount ($20 million).

	Price to Public	Underwriting discount and commissions	Proceeds to Issuer	Proceeds to other persons
Per Class A Common Unit	[ ]	[ ]	[ ]	[ ]
Total Minimum	[ ]	[ ]	[ ]	[ ]
Total Maximum	[ ]	[ ]	[ ]	[ ]

AT THIS TIME THERE IS NO PUBLIC MARKET FOR THE CLASS A COMMON UNITS.

USE OF PROCEEDS: As discussed in this Offering Circular, AWA Group LP intends to acquire a majority of the equity interests in certain private U.S. SEC-Registered Investment Adviser firms (“RIA Firms”) using the proceeds from this Offering. AWA Group LP represents that all acquisitions consummated using the proceeds from the Offering will be limited to the RIA firms set forth on the “RIA Firm Acquisition Candidate List” on page 5 of this Offering Circular.

Underwriters:

[                     ]

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

SEE “RISK FACTORS” BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

The date of this Offering Circular is           , 2015

THIS OFFERING CIRCULAR IS FORMATTED TO INCLUDE THE INFORMATION REQUIRED BY FORM 1-A.

ITEM 2. Table of Contents

ITEM 3. Summary and Risk Factors

Unless otherwise noted, the terms “we,” “us,” “our,” the “Partnership” and “AWA” refer to AWA Group LP. In addition, the term “GP” refers to our general partner, AWA Management LLC.

Offering Circular Summary

This summary highlights information contained elsewhere in this Offering Circular and does not contain all the information you should consider before investing in the Class A Common Units of the Partnership (the “Class A Common Units”). You should read this entire Offering Circular carefully, including the section entitled "Risk Factors" and the financial statements and the related notes before you decide to invest in our Class A Common Units.

AWA Group

We are a newly formed limited partnership that intends to acquire majority interests and operate targeted SEC-Registered Investment Adviser firms in the United States (“RIA firms”). Our acquisition strategy keeps the principals of such RIA firms in place to preserve relationships and continue growing their businesses. We believe that our business addresses the succession and ownership-transition issues facing the principals of many SEC-Registered Investment Advisers. Our strategy allows the RIA firms to continue their firm’s success and preserve their unique and entrepreneurial culture and independence, while simultaneously providing opportunities for those founders and principals to liquidate value as they approach retirement age.

The Partnership is not an SEC-Registered Investment Adviser. Our RIA firms will maintain their respective local identities and their former principals, as post-sale managing directors, remain responsible for their day-to-day operations, including legal and compliance, supervising staff, client acquisition and retention and increasing revenues and profits over time. One chief benefit we plan to offer our affiliates, in addition to liquidity for the selling owners, is relief from some burdensome administrative tasks associated with their business. For instance, we intend to centralize administrative functions such as financial accounting, to include collection of accounts receivables, accounts payables and payroll. In addition, we intend to deliver our affiliate firms centralized corporate services of succession planning, marketing, compliance support, and alternative investments product screening.

Market Opportunity

We believe that today’s consistent, favorable growth dynamics make the current market environment prime for investing in the equity securities of private U.S. RIA companies. The RIA firms managing between $500 million and $1 billion of clients’ assets is the market segment for our strategy. At this time, we have identified 204 RIA firms that we intend to screen and possibly enter into acquisition discussions with, which are set forth on the RIA Firm Acquisition Candidate List in this section below. At this time we do not have any agreements in place, binding or non-binding, to acquire any specific RIA firm. However, all acquisitions consummated by the Partnership using proceeds from the Offering will be limited to the RIA firms set forth on the RIA Firm Acquisition Candidate List. A description of our screening process for potential RIA firm acquisitions is set forth in the “Investment - Acquisition Process Overview” section of this Offering Circular on page 27.

The following sets forth the key reasons the Partnership is pursuing this RIA firm acquisition strategy, and the reasons why we believe RIA firms will be interested in partnering with us:

●	Large and Growing Target Market – According to data gathered from the SEC website for RIA firms, www.adviserinfo.sec.gov, there are approximately 11,000 U.S-based RIA firms with client assets under management (“AUM”) exceeding $100 million. Approximately 10% or 1,100 of these RIA firms have AUM between $500 million and $1 billion. These “middle market” RIA firms are the primary targets for the Partnership. There are an additional 900 RIA firms in a secondary target market managing from $1 billion to $3 billion of AUM. These total 2,000+ RIA firms continue to demonstrate very attractive growth characteristics and provide for a significant number of investment opportunities for the Partnership. The RIA industry has experienced a 10% average annual growth rate over the past 15 years, and industry experts predict the growth rate for RIA firms will continue to increase over the next 10 years, due in part to the predicted and unprecedented generational transfer of wealth occurring as a result of the aging demographics in the U.S.

●	Limited Liquidity for Private RIA firms – RIA firm owners hold private company securities, which have limited liquidity. Our proposed investment structure provides these RIA firm owners a fairly priced, unique liquidity event, pursuant to which the existing RIA firm owners will receive for their private securities a combination of cash consideration, earn-out payments over 6 years and promissory notes that can be converted into our Class B Units. The conversion price is provided at a fair market value at acquisition. RIA firms’ further benefit from participating in the Partnership, as they will: (i) continue to operate under their current name and SEC registration; (ii) have a liquid equity position in the publicly traded market and, (iii) will enjoy economies of scale as it relates to back office support received from the Partnership affiliation. We believe these RIA firms will be seeking our partnership for access to capital and liquidity as a way to expand their firms.

●	Attractive Relative Value Proposition – We believe that the targeted “middle-market” RIA firms represent outstanding acquisition opportunities for the Partnership. We expect our targeted RIA firms will have long track records of consistent earnings growth and high client retention rates, that will provide the Partnership with consistent and predictable sources of income for its unitholders. As the industry continues to grow, we believe the income generated by our RIA firms will also continue to increase. The Partnership will seek to acquire a well-diversified portfolio of RIA firms with operating margins ranging between 40% and 60%. By investing in the equity of such companies, we will position ourselves to benefit from the long-term growth of such RIA firms.

4

RIA Firm Acquisition Candidate List

The GP has identified the following candidates as potential RIA firms to target for acquisition based upon its completion of the Initial Sourcing Stage described on page 28 of this Offering Circular. At this time none of the following RIA firms or their owners have entered into any commitment, binding or non-binding, to sell a majority interest of such RIA firms to the Partnership. However, all acquisitions consummated by the Partnership using proceeds from the Offering will be limited to the RIA firms set forth below. Please see the “Investment - Acquisition Process Overview” on page 27 of this Offering Circular for information regarding how the Partnership intends to research and determine which of the following RIA firms may be approached to discuss a sale of its majority interest to the Partnership.

[To be filed by Amendment.]

Organizational Structure

The Partnership is structured as a limited partnership under Delaware law. AWA Management LLC is our general partner, which will manage the operations of the Partnership. We intend to become publicly traded on the OTCQB Markets platform and to qualify as a master limited partnership under the Internal Revenue Code and its regulations. In order to be taxed as a master limited partnership, we intend that over 90% of our income will be derived from qualifying income sources. As a result of such tax treatment, the Partnership does not intend to pay any federal or state income taxes and the holders of our Class A Common Units will be allocated income directly for which they will be responsible to pay federal and state income taxes.

In order to receive such pass-through tax treatment, 90% or more of our gross income for every taxable year must consist of qualifying income, as defined in Section 7704 of the Code (the “Qualifying Income Exception”). Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We may not meet these requirements or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax. The risk that we will not meet the Qualifying Income Exception is especially high in the first year, during which our gross income may be limited in amount and sources. If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, and income of the Partnership would not pass through and be taxable to you except for dividends we declare and pay to you. Such dividends would generally be taxed as corporate dividends, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our dividends to you would be substantially reduced, likely causing a substantial reduction in the value of our Class A Common Units.

We intend to authorize and declare 8% annual distributions on a quarterly basis and pay such dividends on a quarterly basis beginning no later than the end of the first calendar quarter after the month in which the minimum offering requirement ($20 million) is met. However, our ability to pay dividends might be adversely affected by our earnings, our financial condition, compliance with applicable regulations and such other factors as our GP may deem relevant from time to time. For instance, we may not achieve investment results that will allow us to make a targeted level of cash dividends or year-to-year increases in cash dividends. All dividends will be paid at the sole discretion of our GP and we cannot assure you that we will pay dividends to our unitholders in the future. See “Risk Factors” beginning on page 7 of this Offering Circular for a discussion of some of the factors potentially impacting the payment of dividends that you should carefully consider.

5

Our distributions may exceed our earnings, especially during the period before we have substantially invested the proceeds from this Offering. As a result, a portion of the distributions we make may represent a return of capital for tax purposes. A return of capital is a return of your investment, rather than a return of earnings or gains derived from our investment activities, and will be made after deduction of the fees and expenses payable in connection with the Offering, including any fees to be reimbursed to the GP. A unitholder will not be subject to immediate taxation on the amount of any distribution treated as a return of capital to the extent of the unitholder’s basis in its units; however, the unitholder’s basis in its units will be reduced (but not below zero) by the amount of the return of capital, which will result in the unitholder recognizing additional gain (or a lower loss) when the units are sold. To the extent that the amount of the return of capital exceeds the unitholder’s basis in its units, such excess amount will be treated as gain from the sale of the unitholder’s units. A unitholder may recognize a gain from the sale of units even if the unitholder sells the units for less than the original purchase price.

See the section of this Offering Circular entitled “Material U.S. Federal Income Tax Considerations” on page 45 for more information.

The Offering

Price per Class A Common Unit (sometimes referred to as “Common Units”)	$[ ]

Maximum Class A Common Units Offered by Us:	[ ] Class A Common Units ($50 million)

Minimum Class A Common Units Offered by Us	[ ] Class A Common Units ($20 million). No purchases of Class A Common Units will be consummated until the minimum amount of Class A Common Units is sold. Until such time as the minimum amount of Class A Common Units is sold, the proceeds of such sales will be kept in an escrow account maintained by [ ] serving as the escrow agent. If the minimum amount of Class A Common Units is not sold prior to the expiration of this Offering, all proceeds will be delivered to the purchasers of Class A Common Units without interest.

Terms of Offering	Best-efforts basis

Risk Factors	See “Risk Factors” beginning on page 7 for a discussion of some of the factors you should carefully consider before deciding to invest in our Class A Common Units.

Use of Proceeds	We intend to use the proceeds from this Offering to acquire majority interests in targeted SEC-Registered Investment Adviser firms and for general working capital purposes.

6

Outstanding Units

Name of Class	Units Outstanding	Units Outstanding assuming Minimum Amount of Units are sold	Units Outstanding assuming Maximum Amount of Units are sold
Class A Common Units	2,001,378 Units	[ ]	[ ]
Class B Units*	None	None	None
Class M Units*	1,050,000 Units	1,050,000 Units	1,050,000 Units
Total	3,051,378 Units	[ ]	[ ]

*Subject to certain exceptions set forth in our Agreement, Class B and Class M Units are not entitled to receive any dividends from the Partnership, but they are entitled to vote on a one-for-one basis with the Class A Common Units on all matters submitted to the Partnership’s limited partners.

Risk Factors

Investing in our Class A Common Units is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors.

Risks Relating to Our Business and Organizational Structure

We are a new partnership and have no operating history.

We were formed on June 9, 2015 and will not commence operations until we receive gross proceeds of at least $20 million (the minimum offering requirement). We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of our Class A Common Units could decline substantially.

At this time we have conducted only an initial screening process to identify 204 potential RIA firms that we may seek to acquire majority control, and there is no guarantee that we will be able to acquire any RIA firms on terms acceptable to us, or at all.

Currently, we have used publicly available resources to identify 204 RIA firms that we may be interested in purchasing a majority control. These RIA firms will be further investigated by our Deal Team, and vetted by our Investment Committee, and we plan to engage in discussions with certain of such RIA firms after the minimum amount of Class A Common Units are sold in this Offering. We do not and will not have prior to selling the minimum amount of Class A Common Units in this Offering any term sheets, letters of intent or written commitments (binding or non-binding) of any RIA firm to enter into a sale transaction with us. There is no guarantee that we will be able to acquire any RIA firms, or that the terms of any such transactions will follow the proposed structure outlined in this Offering Circular. It may also take the Partnership an extended period of time to conduct its due diligence or to consummate any acquisitions. Any delay or inability of the Partnership to timely consummate RIA firm acquisitions, and to consummate RIA firm acquisitions on acceptable terms outlined in this Offering Circular, could have a material adverse effect on the price of the Class A Common Units.

You will not have the opportunity to evaluate any of the target investments prior to purchasing our Class A Common Units.

Prior to purchasing our Class A Common Units, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning any of our near term after the Offering and future investments. We cannot assure you that the 204 RIA firms that we may be interested in purchasing a majority control in will meet our investment objective or that any of our investments that we make will produce a positive return. You must rely on the GP to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments. Because investors are not able to evaluate our investments in advance of purchasing our Class A Common Units, this Offering may entail more risk than other types of offerings. This additional risk may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

The amount of any dividends we may make is uncertain. Our dividends may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from this Offering. Therefore, portions of the dividends that we make may represent a return of capital and reduce the amount of funds we have for acquiring additional RIA firms.

We intend to authorize and declare 8% annual dividends on a quarterly basis and pay such dividends on a quarterly basis beginning no later than the end of the first calendar quarter after the month in which the minimum offering requirement ($20 million) is met. We will pay these dividends to our unitholders out of assets legally available for dividend. While our GP agrees to limit our expenses (other than out of pocket expenses, which our GP will be reimbursed for) to ensure that such expenses are reasonable in relation to our income, we may not achieve investment results that will allow us to make a targeted level of cash dividends or year-to-year increases in cash dividends. Our ability to pay dividends might be adversely affected by, among other things, the impact of one or more of the risk factors described in this Offering Circular. All dividends will be paid at the sole discretion of our GP and will depend on our earnings, our financial condition, compliance with applicable regulations and such other factors as our GP may deem relevant from time to time. We cannot assure you that we will pay dividends to our unitholders in the future. In the event that we encounter delays in locating suitable investment opportunities, we may pay all or a substantial portion of our dividends from the proceeds of this Offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. Dividends from the proceeds of this Offering or from borrowings also could reduce the amount of capital we have to purchase additional RIA firms.

7

Our ability to achieve our investment objective depends on the ability of our GP to manage and support our operations. If our GP were to lose any members of its respective senior management team, our ability to achieve our investment objective could be significantly harmed.

Since we have no employees, we will depend on the expertise and skill of the management team of the GP to operate our RIA firms and to identify additional possible acquisition targets through their network of business contacts. The GP will evaluate, negotiate, structure, execute, monitor and service our RIA firms. Our future success will depend to a significant extent on the continued service and coordination of the GP and its senior management team. The departure of any members of the GP’s senior management team could have a material adverse effect on our ability to achieve our objectives.

Our ability to achieve our objective depends on the GP’s ability to provide assistance to our RIA firms, and to identify and analyze additional targeted RIA firms that we may acquire. The GP’s capabilities to do so depend on the employment of professionals in an adequate number and of adequate sophistication. To achieve our objective, the GP may need to hire, train, supervise and manage new professionals. The GP may not be able to find such professionals in a timely manner or at all. Failure to support our planned objectives could have a material adverse effect on our business, financial condition and results of operations.

Our unitholders do not elect our GP or vote on our GP’s directors and will have limited ability to influence decisions regarding our business.

Our GP is wholly-owned by IAMC, LLC (“IAMC”). Mr. Edward Baker is the managing member of IAMC. Our GP will manage all of our operations and activities. The limited liability company agreement of our GP establishes a board of directors that will be responsible for the oversight of our business and operations. Our GP’s board of directors will be elected in accordance with its limited liability company agreement, where IAMC, as the sole member of the GP, will have the power to appoint and remove the directors of our GP. Our unitholders do not elect our GP or its board of directors and, unlike the holders of common stock in a corporation, will have only limited voting rights on matters affecting our business and therefore limited ability to influence decisions regarding our business. Furthermore, if our unitholders are dissatisfied with the performance of our GP, they will have little ability to remove our GP. Our GP may not be removed unless that removal is approved by the vote of the holders of not less than 66.66% of the voting power of our outstanding units and we receive an opinion of counsel regarding limited liability matters.

The control of our GP may be transferred to a third party without unitholder consent.

Our GP may transfer its general partner interest to a third party in a merger or consolidation without the consent of our unitholders. Furthermore, at any time, the members of our GP may sell or transfer all or part of their limited liability company interests in our GP without the approval of the unitholders. A new general partner may not be willing or able to form new investment funds and could form funds that have investment objectives and governing terms that differ materially from those of our current investment funds. A new owner could also have a different acquisition and operations philosophy, employ professionals who are less experienced, or be unsuccessful in identifying acquisition opportunities. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

Our business model depends to a significant extent upon acquiring additional RIA firms by leveraging our GP’s existing relationships with industry contacts, including custodians, private equity sponsors, investment banks and commercial banks. The inability of the GP to maintain or develop these relationships, or the failure of these relationships to generate acquisition opportunities, could adversely affect our business.

We expect that the GP will depend on its relationships with custodians, private equity sponsors, investment banks and commercial banks, and we will rely to a significant extent upon these relationships to provide us with potential acquisition opportunities. If the GP fails to maintain its existing relationships or develop new relationships with other sponsors or sources of acquisition opportunities, we may not be able to grow the number of RIA firms we own. In addition, individuals with whom the GP has relationships are not obligated to provide us with acquisition opportunities, and, therefore, there is no assurance that such relationships will generate acquisition opportunities for us.

We may face increasing competition for acquisition opportunities, which could delay deployment of our capital, reduce returns and result in losses.

We expect to compete for acquisitions with other firms and investment funds (including private equity funds), as well as traditional financial services companies such as commercial banks and other sources of investors. Moreover, alternative investment vehicles, such as hedge funds, have begun to invest in areas they have not traditionally invested in, including making investments in large-sized private RIA companies. As a result of these new entrants, competition for acquisition opportunities in middle-market private RIA companies may intensify, if such entrants focus on midsized market firms for acquisitions. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do. We may lose acquisition opportunities if we do not match our competitors’ pricing, terms or structure. If we are forced to match our competitors’ pricing, terms or structure, we may not be able to achieve acceptable returns on our acquisitions or may bear substantial risk of capital loss. A significant part of our competitive advantage stems from the fact that the market for investments in middle-market private RIA companies is underserved by traditional investors and other financial sources. A significant increase in the number and/or the size of our competitors in this target market could force us to accept less attractive acquisition terms.

8

Unfavorable economic conditions or other factors may affect our ability to borrow for acquisition purposes, and may therefore adversely affect our ability to achieve our acquisition objectives.

If we determine to borrow money, unfavorable economic conditions or other factors could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

There is a risk that investors in our Class A Common Units may not receive dividends or that our dividends may not grow over time.

We intend to make dividends to our Class A Common Unitholders out of assets legally available for a dividend of at least 8% of the Offering Price each year, on a quarterly basis. We may not achieve investment results that will allow us to make a specified level of cash dividends or year-to-year increases in cash dividends.

Capital markets may experience periods of disruption and instability and we cannot predict when these conditions will occur. Such market conditions could materially and adversely affect debt and equity capital markets in the United States and abroad, which could have a negative impact on our business, financial condition and results of operations.

The global capital markets in 2008-2009 experienced a period of disruption evidenced by a lack of liquidity in the debt capital markets, write-offs in the financial services sector, the re-pricing of credit risk and the failure of certain major financial institutions. Despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. While the capital markets improved during 2013 and 2014, these conditions could deteriorate in the future. During such market disruptions, we may have difficulty raising debt or equity capital, especially as a result of regulatory constraints.

Market conditions in the future may have a material adverse effect on our business. The illiquidity of our investments may make it difficult for us to sell such investments if required. As a result, we may realize significantly less than the value at which we have recorded our investments. In addition, significant changes in the capital markets, including the disruption and volatility thereof, have had, and may in the future have, a negative effect on the valuations of our investments and on the potential for liquidity events involving our investments. An inability to raise capital, or any required sale of our investments for liquidity purposes, could have a material adverse impact on our business, financial condition and results of operations.

9

Various social and political tensions in the United States and around the world, particularly in the Middle East, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Several European Union (“EU”) countries, including Greece, Ireland, Italy, Spain, and Portugal, continue to face budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries. There is also continued concern about national-level support for the euro and the continuing coordination of fiscal and wage policy among European Economic and Monetary Union member countries. The recent United States and global economic downturn, or a return to the recessionary period in the United States, could adversely impact our investments. We cannot predict the duration of the effects related to these or similar events in the future on the United States economy and securities markets or on our investments. We monitor developments and seek to manage our business in a manner consistent with achieving our investment objective, but there can be no assurance that it will be successful in doing so.

Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

We and our RIA firms will be subject to regulation at the local, state and federal level. New legislation may be enacted or new interpretations, rulings or regulations could be adopted, including those governing the types of investments we are permitted to make, any of which could harm us and our unitholders, potentially with retroactive effect.

Additionally, any changes to the laws and regulations governing our operations or acquisitions of RIA firms may cause us to alter our business strategy to avail ourselves of new or different opportunities. Such changes could result in material differences to our strategies and plans as set forth in this Offering Circular and may result in our focus shifting from the areas of expertise of the GP to other types of business models in which the GP may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment.

Terrorist attacks, acts of war or natural disasters may impact the businesses in which we invest and harm our business, operating results and financial condition.

Terrorist acts, acts of war or natural disasters may disrupt our operations, as well as the operations of our RIA firms. Such acts have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. Future terrorist activities, military or security operations, or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact our RIA firms and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks and natural disasters are generally uninsurable.

The requirements of being a public entity and sustaining our growth may strain our resources.

As a public entity, we will be subject to an ongoing reporting regime that would require us, in addition to annual reports and summary information about a recently completed offering, to file semiannual reports, current event reports, and, when eligible and electing to do so, notice to the SEC of the suspension of ongoing reporting obligations. These requirements may place a strain on our systems and resources. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

If the Partnership were deemed an "investment company" under the Investment Company Act of 1940 (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

An entity will generally be deemed to be an “investment company” for purposes of the 1940 Act if: (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or (b) absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the definition of “investment securities” are securities issued by majority-owned subsidiaries that are not investment companies, subject to certain exceptions. We believe that we are engaged primarily in the business of providing asset management and financial advisory services through our majority-owned subsidiaries and not in the business of investing, reinvesting or trading in securities. RIA firms are not investment companies under the 1940 Act, and consequently, we believe that all RIA securities acquired by the Partnership as part of its acquisition strategy are excluded such 40% test.

During the period of time in between the receipt of proceeds as part of this Offering and the deployment of such proceeds in acquiring RIA firms, we may invest such proceeds in liquid securities that constitute “investment securities” under the 1940 Act. Such investments may exceed the foregoing 40% asset test, and as a consequence we would be deemed an investment company under the 1940 Act unless we may rely upon Rule 3a-2 of the 1940 Act, which applies to “transient investment companies.”

Rule 3a-2 permits a company that fails the 40% test to remain exempt from the 1940 Act for a period of up to one-year commencing upon the earlier of the date on which a company owns or proposes to own securities and/or cash having a value exceeding 50% of the value of the company’s total assets, on either a consolidated or unconsolidated basis, or the date on which the company owns or proposes to acquire investment securities in an amount that would fail the 40% test. A company may only rely upon such Rule once in any three-year period.

10

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that the Partnership will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause Partnership to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including us) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among the Partnership, our GP and our management, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the 1940 Act.

The reduced disclosure requirements applicable to the Partnership may make our Class A Common Units less attractive to investors.

As an issuer utilizing Regulation A of the Securities Act, we will be subject to an ongoing reporting regime that will require us, in addition to annual reports and summary information about a recently completed offering, to file semiannual reports, current event reports, and, when eligible and electing to do so, notice to the SEC of the suspension of ongoing reporting obligations. However, we will not be subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or “Exchange Act,” and will not be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with respect to our business and financial condition, unless we elect to become subject to the Exchange Act. At this time we do not intend to elect to become subject to the Exchange Act. The reporting obligations for issuers utilizing Regulation A of the Securities Act is new, and potential investors may not view such reports as sufficient for their investment purposes or such reports may otherwise cause potential investors to not be interested in investing in the Class A Common Units, each of which would have a negative effect on the price of our Class A Common Units and our investors’ ability to sell their Class A Common Units.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including our ability or inability to acquire RIA firms that meet our investment criteria, the level of our expenses (including our borrowing costs), variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any previous period should not be relied upon as being indicative of performance in future periods.

We are uncertain of our sources for funding our future capital needs; if we cannot obtain equity financing on acceptable terms, our ability to acquire RIA firms and to expand our operations will be adversely affected.

The net proceeds from the sale of Class A Common Units will be used for acquiring RIA firms, paying operating expenses and for payment of various fees and expenses such as base management fees, incentive fees and other expenses. Any working capital reserves we maintain may not be sufficient for investment purposes, and we may require equity financing to operate. If we sell only the minimum amount of the Class A Common Units we are registering ([     ] Class A Common Units), we intend to acquire a majority interest in approximately 12 RIA firms. We intend to acquire approximately 31 target RIA firms out of the 204 RIA firms that we have identified if the maximum number of Class A Common Units ([     ] Class A Common Units) is sold in this Offering and our expectations about the costs of such acquisitions are accurate. The acquisition of RIA firms in addition to those acquired from the proceeds of this Offering will require additional capital, whether through debt, follow-on public offerings or private offerings of our common or preferred units. If we develop a need for additional capital in the future for operations, acquiring additional RIA firms or for any other reason, these sources of funding may not be available to us on acceptable terms or at all. Consequently, if we cannot obtain debt or equity financing on acceptable terms, our ability to acquire additional RIA firms and to expand our operations will be adversely affected.

Risks Related To Our Investments

Our acquisitions of prospective RIA firms may be risky, and we could lose all or part of our investment in such firms.

We expect to acquire a majority of the equity interests in selected RIA firms. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Acquisitions of private companies pose certain incremental risks as compared to public companies.

We intend to acquire privately-held RIA companies in the middle market. Acquisitions and control of private companies pose certain incremental risks as compared to acquisitions and control of public companies, including but not limited to:

●	reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;

●	limited financial resources and we may be unable to meet their obligations under their debt securities;

●	shorter operating histories, narrower product lines and smaller market units than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns;

11

●	dependence on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on such companies and, in turn, on us, especially in relationship-based companies like RIA firms; and

●	less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and members of the GP’s management may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies.

Finally, little public information generally exists about private companies and these companies may not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of the GP to obtain adequate information through due diligence to evaluate the potential returns from acquiring these companies. Additionally, these companies and their financial information are not subject to the Sarbanes-Oxley Act and other rules that govern public companies that are designed to protect investors. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our acquisitions.

The due diligence process that we undertake in connection with our acquisitions may not reveal all facts that may be relevant in connection with our decision to acquire an RIA firm.

Before determining whether to acquire an RIA firm, the GP will conduct due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each target company. When conducting due diligence, our GP may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process, as deemed appropriate by our GP. Nevertheless, when conducting due diligence and making an assessment regarding a potential acquisition, we rely on the resources available to us and the GP, including information provided by the target and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any acquisition opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such acquisition opportunity. Moreover, such an investigation will not necessarily result in the acquisition being successful.

Economic recessions or downturns could impair our RIA firms and harm our operating results.

Many of our RIA firms may be susceptible to economic slowdowns or recessions. A prolonged recession may further result in losses of value in our RIA firms and our business and a decrease in our revenues, net income, assets and net worth. Unfavorable economic conditions also could increase our funding costs or limit our access to the capital markets. These events could prevent us from acquiring additional RIA firms and harm our operating results.

A lack of liquidity in our RIA firms may adversely affect our business.

We intend to acquire RIA firms whose securities are not publicly traded or actively traded on the secondary market, and whose securities will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of such securities may make it difficult for us to sell these companies when desired. In addition, if we are required to liquidate all or a portion of our RIA firms quickly, we may realize significantly less than the value at which we had previously recorded these companies. The reduced liquidity of our RIA firms may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.

We may not have the funds or ability to make additional cash infusions in our RIA firms.

We may not have the funds or ability to make additional cash infusions in our RIA firms. After our initial acquisition of a RIA firm, we may be called upon from time to time to provide additional funds to such firms. There is no assurance that we will make, or will have sufficient funds to make, such cash infusions. Any decisions not to make a cash infusion or any inability on our part to make such an infusion may have a negative impact on our RIA firms in need of such cash, may result in a missed opportunity for us to increase our participation in a successful RIA operation or may reduce the expected return on our acquisition.

We expect to issue promissory notes and to enter into earn-out agreements with RIA firms as part of our acquisition strategy, which may reduce the cash flow of the Partnership available for distributions and working capital.

We intend to purchase majority interests in RIA firms with cash, promissory notes and earn-out payments. We intend to keep a capital reserve available to satisfy such obligations as they accrue over time. Our obligations to honor the terms of these notes and agreements will reduce our cash flow. As a result, we may be forced to seek working capital from creditors or sell additional equity securities of the Partnership from time to time, and reduce the amount of our distributions to unitholders.

12

Risks Related To The GP

The GP has no prior experience managing a limited partnership.

The GP has no experience managing a limited partnership and may not be able to successfully operate our business or achieve our investment objective. As a result, an investment in our Class A Common Units may entail more risk than the common units of a comparable limited partnership with a substantial operating history.

L. Edward Baker may have a conflict of interest with respect to the operations of the Partnership based upon his positions as Chairman, Chief Executive Officer and director of the GP, and his substantial beneficial ownership of units of the Partnership.

L. Edward Baker is the sole owner of IAMC, LLC, which is the sole owner of the GP. Mr. Baker is also the Chairman, Chief Executive Officer and director of the GP. Mr. Baker beneficially owns the power to vote 1,785,001 Class A Common Units, or 58% of the Class A Common Units (on an as-converted basis) prior to the Offering, based upon his direct ownership of 900,000 Class M Units, and his beneficial ownership of 1 Class A Common Unit owned by IAMC (which will be canceled for no consideration once the minimum amount of Class A Common Units are sold in the Offering), 510,000 Class A Common Units owned by IAMC “F” Trust and 375,000 Class A Common Units owned by IAMC “S” Trust. If the minimum amount of Class A Common Units ([ ] Units) are sold in the Offering, Mr. Baker will hold voting control of approximately [ ]% of the Class A Common Units (on an as-converted basis), and approximately [ ]% of the Class A Common Units (on an as-converted basis) if the maximum amount of Class A Common Units ([ ] Units) are sold in the Offering.

Given Mr. Baker’s substantial ownership in the Partnership and his control of the GP, Mr. Baker will have the ability to directly influence the operations of the Partnership, which may occur for the benefit of the GP and cause an adverse effect on the Partnership.

The compensation we pay to the GP was determined without independent assessment on our behalf, and these terms may be less advantageous to us than if such terms had been the subject of arm’s-length negotiations.

The compensation we pay to the GP was not entered into on an arm’s-length basis with an unaffiliated third party. As a result, the form and amount of such compensation may be less favorable to us than they might have been had these been entered into through arm’s-length transactions with an unaffiliated third party.

Our base management and incentive fees may induce the GP to make speculative investments or to incur leverage.

The incentive fee payable by us to the GP may create an incentive for the GP to make decisions with respect to RIA firms on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement.

We may be obligated to pay the GP incentive compensation even if we incur a loss and may pay more than 20% of our net capital gains because we cannot recover payments made in previous years.

The GP will be entitled to incentive compensation for each fiscal quarter in an amount equal to a percentage of the excess of our net investment income for that quarter above a threshold return for that quarter. Our pre-incentive fee net investment income for incentive compensation purposes excludes realized and unrealized capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay the GP incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. If we pay an incentive fee of 20% of our realized capital gains (net of all realized capital losses and unrealized capital depreciation on a cumulative basis) and thereafter experience additional realized capital losses or unrealized capital depreciation, we will not be able to recover any portion of the incentive fee previously paid.

The GP relies on key personnel, the loss of any of whom could impair the GP’s ability to successfully manage us.

Our future success depends, to a significant extent, on the continued services of the officers and employees of GP. The loss of services of one or more members of GP’s management teams, including portfolio manager, could adversely affect our financial condition, business and results of operations.

The GP’s influence on conducting our operations gives it the ability to increase its fees, which may reduce the amount of cash flow available for dividend to our unitholders.

The GP is paid a base management fee calculated as a percentage of our gross assets and is unrelated to net income or any other performance base or measure. GP may advise us to consummate acquisitions or conduct our operations in a manner that, in the GP’s reasonable discretion, are in the best interests of our unitholders. These transactions, however, may increase the amount of fees paid to the GP. The GP’s ability to influence the base management fee paid to it by us could reduce the amount of cash flow available for dividend to our unitholders.

13

Federal Income Tax Risks

We will be subject to corporate-level income tax if we are unable to qualify as a limited partnership under the Internal Revenue Code of 1986, as amended (the “Code”), then our dividends to you would be substantially reduced and the value of our Class A Common Units would be adversely affected.

The value of your investment in our Class A Common Units depends largely on our being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of our gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Code (the “Qualifying Income Exception”) and that AWA Group LP not be registered under the 1940 Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We may not meet these requirements or current law may change so as to cause, in either event, us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax. The risk that we will not meet the Qualifying Income Exception is especially high in the first year, during which our gross income may be limited in amount and sources. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (the “IRS”) on this or any other matter affecting us.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate. Dividends to you would generally be taxed again as corporate dividends, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our dividends to you would be substantially reduced, likely causing a substantial reduction in the value of our Class A Common Units.

Current law may change, causing us to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting us to entity level taxation. For example, certain states have and continue to evaluate ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, our dividends to unitholders would be reduced.

We may have difficulty paying dividends if we recognize income before or without receiving cash representing such income.

For federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if in the future we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether corresponding cash is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred fees that are paid in a later tax year or are paid in non-cash compensation such as warrants or units. We may elect to amortize market discounts and include such amounts in our taxable income in the current year, instead of upon disposition, in order to facilitate our ability to deduct interest expenses for tax purposes.

You may be subject to U.S. federal income tax on your share of our taxable income, regardless of whether you receive any cash dividends from us.

As long as our gross income for each taxable year meets the Qualifying Income Exception and we are not required to register as an investment company under the 1940 Act on a continuing basis, we will be treated, for U.S. federal income tax purposes, as a partnership and not as a publicly-traded partnership taxable as a corporation. As a result, you may be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on your allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of any entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within your taxable year, regardless of whether or not you receive cash dividends from us. See "Material U.S. Federal Tax Considerations".

You may not receive cash dividends equal to your allocable share of our net taxable income or even the tax liability that results from that income. In addition, certain of our holdings, including holdings may produce taxable income prior to the receipt of cash relating to such income, and unitholders that are U.S. taxpayers will be required to take such income into account in determining their taxable income.

The Partnership's interest in certain of our businesses will be held through entities which will be treated as corporations for U.S. federal income tax purposes; such corporations may be liable for significant taxes and may create other adverse tax consequences, which could potentially adversely affect the value of your investment.

In light of the publicly-traded partnership rules under U.S. federal income tax law and other requirements, the Partnership will hold its interest in certain of our businesses in entities, which will be treated as corporations for U.S. federal income tax purposes. Each such corporation could be liable for significant U.S. federal income taxes and applicable state, local and other taxes that would not otherwise be incurred, which could adversely affect the value of the businesses and Class A Common Units.

14

Complying with certain tax-related requirements may cause us to invest through domestic corporations subject to corporate income tax or enter into acquisitions, borrowings, financings or arrangements we may not have otherwise entered into.

In order for us to be treated as a partnership for U.S. federal income tax purposes, we (or our subsidiaries) may be required to invest through entities subject to corporate income tax, or enter into acquisitions, borrowings, financings or other transactions we may not have otherwise entered into. This may adversely affect our ability to operate solely to maximize our cash flow or returns.

Tax gain or loss on disposition of our Class A Common Units could be more or less than expected.

If you sell your Class A Common Units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those units. Prior dividends to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your Class A Common Units, will in effect become taxable income to you if the Class A Common Units are sold at a price greater than your tax basis in those units, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

If we were not to make, or cause to be made, an otherwise available election under Section 754 of the Internal Revenue Code to adjust our asset basis, a holder of Class A Common Units could be allocated more taxable income in respect of those Class A Common Units prior to disposition than if such an election were made.

We currently do not intend to make, or cause to be made, an election to adjust asset basis under Section 754 of the Code with respect to our assets. If no such election is made, there will generally be no adjustment to the basis of our assets upon a subsequent transferee's acquisition of Class A Common Units from a prior holder of such units, even if the purchase price for those units, as applicable, is greater than the share of the aggregate tax basis of our assets attributable to those units immediately before the acquisition. Consequently, upon a sale of an asset by us, gain allocable to a holder of Class A Common Units could include built-in gain in the asset existing at the time we acquired those interests, or such holder acquired such units, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Non-U.S. persons face unique U.S. tax issues from owning Class A Common Units that may result in adverse tax consequences to them.

In light of our intended investment activities, we may be, or may become, engaged in a U.S. trade or business for U.S. federal income tax purposes in which case some portion of our income would be treated as effectively connected income with respect to non-U.S. holders, or "ECI." To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate.

Tax-exempt entities face unique tax issues from owning Class A Common Units that may result in adverse tax consequences to them.

In light of our intended investment activities, we may derive income that constitutes "unrelated business taxable income," or "UBTI." Consequently, a holder of Class A Common Units that is a tax-exempt organization may be subject to "unrelated business income tax" to the extent that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership could be treated as earning UBTI if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partnership interest itself is debt-financed.

We cannot match transferors and transferees of Class A Common Units, and we will therefore adopt certain income tax accounting positions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our Class A Common Units.

Because we cannot match transferors and transferees of Class A Common Units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A Common Units and could have a negative impact on the value of our Class A Common Units or result in audits of and adjustments to our unitholders' tax returns.

15

The sale or exchange of 50% or more of our capital and profit interests will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. See "Material U.S. Federal Tax Considerations" for a description of the consequences of our termination for U.S. federal income tax purposes.

Unitholders will be subject to state and local taxes and return filing requirements as a result of investing in our Class A Common Units.

In addition to U.S. federal income taxes, our unitholders will be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our Class A Common Units.

We do not expect to be able to furnish to each unitholder specific tax information within 90 days after the close of each calendar year, which means that holders of Class A Common Units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

It will most likely require longer than 90 days after the end of our fiscal year to obtain the requisite information from entities we acquire so that K-1s may be prepared for the Partnership. For this reason, holders of Class A Common Units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. See “Material U.S. Federal Tax Considerations”.

Risks Relating To An Investment In Our Class A Common Units

The structure of this Offering may yield insufficient gross proceeds to fully execute on our business objective.

The underwriters are offering the Class A Common Units in this Offering on a best efforts basis with a minimum offering of $20,000,000 and a maximum offering of $50,000,000. As a “best efforts” offering, the underwriters are not required to sell any specific number or dollar amount of Class A Common Units, but will use their best efforts to sell the Class A Common Units offered by us. Accordingly, there can be no assurance that we will successfully raise the maximum offering amount of $50,000,000 or that the Offering contemplated by this Offering Circular will ultimately be completed or will result in any proceeds being made available to us.

The success of this Offering and the amount we are able to raise will impact, in large part, the number of RIA firms we will be able to acquire as well as our ability to finance operations and to cover expenses over the next 12 months. If we sell only the minimum ([ ] Class A Common Units), we believe we will be able to acquire majority interests in approximately 12 initial RIA firms, but our ability to acquire additional RIA firms and expand our business operations could be delayed. This could potentially result in a material adverse effect on our business, prospects, financial condition and results of operations.

We established the initial Offering Price for our Class A Common Units on an arbitrary basis, and the Offering Price may not accurately reflect the value of our assets.

The price of the Class A Common Units offered has been arbitrarily established by the board of directors of our GP and the underwriters, considering such matters as the state of the Partnership’s business development and the general condition of the industry in which it competes. The Offering Price bears little relationship to the Partnership’s assets, net worth, or any other objective criteria.

A unitholder’s investment in us will be diluted if we issue additional Class A Common Units or securities convertible into Class A Common Units, which could reduce the overall value of an investment in us.

Potential investors will not have preemptive rights to any Class A Common Units we issue in the future unless otherwise determined by the GP in its sole discretion. After an investor purchases Class A Common Units, we intend to continuously sell additional Class A Common Units in this Offering until the maximum amount of units is sold ([     ] Class A Common Units). We may also issue additional Class A Common Units, preferred units or other securities convertible into Class A Common Units in follow-on public offerings or private offerings. To the extent that we issue additional Class A Common Units or securities convertible into Class A Common Units, an investor’s percentage ownership interest in us could be diluted. In addition, depending upon the terms and pricing of any additional offerings, an investor may also experience dilution in the book value and fair value of his, her or its Class A Common Units.

16

Certain provisions of our Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) could deter takeover attempts and have an adverse impact on the value of our Class A Common Units.

Our Partnership Agreement, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from attempting to acquire us. Our GP may, without unitholder action, authorize the issuance of units in one or more classes or series, including preferred units. These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of our Class A Common Units the opportunity to realize a premium over the value of our Class A Common Units.

Investing in our Class A Common Units involves a high degree of risk.

The investments we make in accordance with our business objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our acquisitions of RIA firms may be highly speculative and aggressive and, therefore, an investment in our Class A Common Units may not be suitable for someone with lower risk tolerance.

We may be unable to find a broker-dealer willing to quote our Class A Common Units on the OTCQB Markets platform.

We intend to have our Class A Common Units quoted on the OTCQB Markets platform. However, there can be no assurance we will find a SEC-registered broker-dealer to quote our Class A Common Units by filing the required disclosures and that we will meet continuing financial and disclosure requirements.

An active trading market in our Class A Common Units may not develop or be adequately maintained, and our Class A Common Units may be subject to volatile price and volume fluctuations.

An active trading market in our Class A Common Units may not develop or be adequately maintained. The overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. These fluctuations have been extremely volatile and are often unrelated or disproportionate to operating performance. Consequently, you may not be able to sell our Class A Common Units at prices equal to or greater than the price you paid for your Class A Common Units. In addition to the factors discussed elsewhere in this section, many factors, most of which are outside of our control, could cause the market price of our Class A Common Units to decrease significantly, including:

●	variations in our quarterly operating results;

●	decreases in market valuations of similar companies;

●	the failure of securities analysts to cover our Class A Common Units or changes in financial estimates by analysts who cover us, our competitors or our industry; and

●	fluctuations in stock market prices and volumes.

These broad market fluctuations could result in extreme fluctuations in the price of our Class A Common Units, which could cause a decline in the value of our Class A Common Units.

Compliance with Securities Laws

The Class A Common Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act and other applicable state securities laws. If the sale of Class A Common Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Class A Common Units. If a number of purchasers were to obtain rescission, we would face significant financial demands, which could adversely affect the Partnership as a whole, as well as any non-rescinding purchasers.

17

NOTICE REGARDING AGREEMENT TO ARBITRATE

THIS OFFERING CIRCULAR REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE PARTNERSHIP. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE, IN THE COUNTY OF WILMINGTON. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

FORWARD LOOKING STATEMENTS AND INFORMATION

This Offering Circular contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” found on page 7 of this Offering Circular. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offering Circular. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The GP’s board of directors has prepared projections regarding anticipated financial performance. The Partnership’s projections are hypothetical and based upon a presumed financial performance of the Partnership and various factors influencing its investment strategy and business generally. The projections are based on the GP’s board of directors’ best estimate of the probable results of operations of the Partnership, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which the board of directors of the GP believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the control of the board of directors of the GP. Therefore, actual results of operations may vary from the projections, and such variances may be material. Assumptions regarding future revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulator changes, the change in market competition, the terms and conditions of future capitalization, and other risks inherent to the Partnership’s business strategy and business generally. While the GP’s board of directors believe that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

18

ITEM 4. Dilution

Our net tangible book value as of [     ], 2015 was $100,000, or $0.05 per Class A Common Unit. Net tangible book value per Class A Common Unit is determined by dividing our total tangible assets, less total liabilities, by the number of our Class A Common Units outstanding as of June 30, 2015. Dilution in net tangible book value per Class A Common Unit represents the difference between the amount per Class A Common Unit paid by purchasers of Class A Common Units in this Offering and the net tangible book value per Class A Common Unit immediately after this Offering. The following sets forth the dilution in net tangible book value per Class A Common Unit immediately after this Offering, assuming the sale of the minimum ([     ] Class A Common Units) and maximum ([     ] Class A Common Units) number of Class A Common Units.

Dilution Assuming Sales of Minimum Number of Class A Common Units ([     ] Class A Common Units)

Assuming the sale of [     ] Class A Common Units (the minimum number of Class A Common Units) offered hereby at the offering price of $[     ] per Class A Common Unit, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of [     ], 2015 would have been approximately $[     ], or $[     ] per Class A Common Unit. This represents an immediate increase in net tangible book value of $[     ] per Class A Common Unit to existing holders of Class A Common Units and immediate dilution in net tangible book value of $[     ] per Class A Common Unit to investors purchasing our Class A Common Units in this Offering at the Offering Price. The following table illustrates this dilution on a per Class A Common Unit basis:

Offering Price			$	[ ]
Net tangible book value per Class A Common Unit as of [ ], 2015		$0.05
Increase per Class A Common Unit attributable to investors purchasing our Class A Common Units in this Offering	$	[ ]
As adjusted net tangible book value per Class A Common Unit as of [ ], 2015, after giving effect to this Offering			$	[ ]
Dilution in net tangible book value per Class A Common Unit to investors purchasing our Class A Common Units in this Offering			$	[ ]

Dilution Assuming Sales of Minimum Number of Class A Common Units ([ ] Class A Common Units)

Assuming the sale of [      ] Class A Common Units (the maximum number of Class A Common Units) offered hereby at the offering price of $[     ] per Class A Common Unit, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of [     ], 2015 would have been approximately $[     ], or $[     ] per Class A Common Unit. This represents an immediate increase in net tangible book value of $[     ] per Class A Common Unit to existing holders of Class A Common Units and immediate dilution in net tangible book value of $[     ] per Class A Common Unit to investors purchasing our Class A Common Units in this Offering at the Offering Price. The following table illustrates this dilution on a per Class A Common Unit basis:

Offering Price			$ [ ]
Net tangible book value per Class A Common Unit as of [ ], 2015		$0.05
Increase per Class A Common Unit attributable to investors purchasing our Class A Common Units in this Offering	$	[ ]
As adjusted net tangible book value per Class A Common Unit as of [ ], 2015, after giving effect to this Offering			$ [ ]
Dilution in net tangible book value per Class A Common Unit to investors purchasing our Class A Common Units in this Offering			$ [ ]

19

ITEM 5. Plan of Distribution and Selling Unit holders

We have entered into an underwriting agreement with [      ], as representative of the several underwriters named therein, with respect to our Class A Common Units in this Offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to [      ] Class A Common Units, on a best efforts basis. The underwriting agreement is attached as an exhibit to this Offering Circular.

The underwriting agreement provides that the obligation of the underwriters to arrange for the offer and sale of our Class A Common Units, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) delivery of legal opinions and (2) delivery of auditor comfort letters. The underwriters are under no obligation to purchase any Class A Common Units for their own account. As a “best efforts” offering, there can be no assurance that this Offering will ultimately be consummated, or even if consummated that our Class A Common Units will be quoted for sale on the OTCQB Markets platform. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the Class A Common Units and that are members of FINRA. The underwriters propose to offer the Class A Common Units to investors at the Offering Price less the underwriting discounts and commissions set forth on the cover of this Offering Circular. Prior to the sale of the Class A Common Units, the proceeds from this Offering shall be kept by [   ], serving as the escrow agent, in an escrow account, which shall be released to the Partnership pursuant to the escrow agreement once such minimum amount of Class A Common Units are sold. The escrowed proceeds shall accrue no interest prior to release. If the minimum amount of Class A Common Units are not sold within the Offering Period, all escrowed proceeds shall be returned to investors pursuant to the escrow agreement. The escrow agreement is attached as an exhibit to this Offering Circular.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Class A Common Unit		Total
Offering Price	$	[ ]	$	[ ]
Underwriting discounts and commissions	$	[ ]	$	[ ]
Proceeds, before expenses, to us	$	[ ]	$	[ ]

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to [ ] % of the gross proceeds received in this Offering. In addition to the [      ]% non-accountable expense allowance, we have also agreed to pay or reimburse the representative of the underwriters for certain of the representative’s expenses relating to this Offering in a maximum amount of $[      ] for such expenses, including all actual fees and expenses incurred by the representative in connection with basic preliminary due diligence costs in an amount not to exceed $[      ] in the aggregate, and up to $[ ] of the representative’s actual accountable “road show” expenses for this Offering. In addition, we have agreed to reimburse the fees and expenses of the representative’s legal counsel in an amount not to exceed $[      ].

We estimate that our Per Class A Common Unit of the total expenses of this Offering, excluding underwriting commissions and reimbursement of expenses described above, will be approximately $[      ].

The Offering Circular in electronic format may be made available on the websites maintained by one or more underwriters participating in this Offering. The underwriters may agree to allocate a number of Class A Common Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Units of the Partnership or any securities convertible into or exercisable or exchangeable for Class A Common Units of the Partnership; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any Class A Common Units of the Partnership or any securities convertible into or exercisable or exchangeable for Class A Common Units of the Partnership; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Common Units of the Partnership, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of Class A Common Units of the Partnership or such other securities, in cash or otherwise, in each case without the prior consent of the representative for a period of 180 days after the date of this Offering Circular, other than (A) the Class A Common Units to be sold hereunder, (B) the issuance by the Partnership of Class A Common Units upon the exercise of a units option or warrant or the conversion of a security outstanding on the date of this Offering, hereafter issued pursuant to the Partnership’s or the GP’s currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the representative has been advised in writing or which have been filed with the Commission, (C) the issuance by the Partnership of Class A Common Units options or Class A Common Units of the Partnership under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of the Partnership or the GP, or (D) our Class A Common Units to be issued in connection with acquisitions of target RIA firms.

20

Our GP’s directors and executive officers and substantially all of our unitholders with 3% or more holdings of the total units, have entered into lock-up agreements with the underwriters for Class A Common Units they are not selling in this Offering prior to the commencement of this Offering, pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this Offering Circular, may not, without the prior written consent of the representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, assign, transfer, pledge, grant any option to purchase or otherwise dispose of, or announce the intention to otherwise dispose of, directly or indirectly, any Class A Common Units (including, without limitation, Class A Common Units which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act, as the same may be amended or supplemented from time to time (such units, the “Beneficially Owned Units”)) or securities convertible into or exercisable or exchangeable for Class A Common Units, or any warrants or other rights to purchase, the foregoing (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Units or securities convertible into or exercisable or exchangeable for Class A Common Units, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (iii) engage in any short selling of our Class A Common Units or securities convertible into or exercisable or exchangeable for our Class A Common Units, or (iv) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions as more fully described in customary lock-up agreements. The form of lock-up agreement is attached as an exhibit to the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to have our Class A Common Units quoted on the OTC Markets platform under a trading symbol assigned by FINRA. We intend to have a SEC-registered broker-dealer quote our Class A Common Units by filing the required disclosures with FINRA within 30 days after the date of initial issuance of the Class A Common Units.

There is currently no public market for our Class A Common Units. The Offering Price has been determined by negotiations between us and the representatives of the underwriters. In determining the Offering Price, we and the representatives of the underwriters considered a number of factors, including:

●	the information set forth in this Offering Circular and otherwise available to the representatives;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our GP and its management;

●	our target RIA firms;

●	our prospects for future earnings;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded equity securities of generally comparable companies; and

●	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A Common Units, or that the Class A Common Units will trade in the public market at or above the Offering Price.

21

ITEM 6. Use of Proceeds to the Issuer

The Partnership seeks to raise maximum gross proceeds of $50,000,000 from the sale of the Class A Common Units in this Offering. The principal purpose of this Offering is to make investments in certain private U.S. SEC RIA firms, primarily in the middle market, set forth on the RIA Firm Acquisition Candidate List on page 5 of this Offering Circular. All acquisitions consummated by the Partnership using proceeds from this Offering will be limited to the RIA firms set forth on such RIA Firm Acquisition Candidate List. RIA companies manage the assets of and give advice on investing securities to high net-worth individuals and institutional investors and are subject to oversight by the SEC. If the Partnership raises the minimum offering of $20,000,000, it intends to acquire majority interests in approximately 12 RIA firms. If the Partnership raises more than the minimum offering, it intends to acquire additional RIA firms, up to 26-31 RIA firms, if it raises the maximum offering amount of $50,000,000. The Partnership intends to apply these proceeds substantially, as set forth herein; provided, however, the GP has the discretion and authority to reallocate the use of proceeds. If the Partnership is unsuccessful in acquiring any RIA firms, or if after completing one or more acquisitions the GP determines it is in the best interest of the Partnership not to acquire any additional RIA firms, and the Partnership retains a material amount of Offering proceeds, the GP will determine the amount of funds that are sufficient to provide for the Partnership’s working capital requirements and the remaining proceeds will be distributed to our unitholders.

	Minimum Offering(1)		Maximum Offering(1)
	Amount	%	Amount	%
Gross proceeds	$20,000,000	100%	$50,000,000	100%
Less:
Selling commissions	$1,200,000	6.00%	$3,000,000	6.00%
Dealer manager fees	$300,000	1.50%	$750,000	1.50%
Offering expenses(2)	$200,000	1.00%	$500,000	1.00%
Net Proceeds/Amount Available for Investments	$18,300,000	91.50%	$45,750,000	91.50%

Footnotes:

(1)	This Offering is being sold by the GP and its officers and directors and licensed members of the underwriters.

(2)	Includes estimated memorandum preparation, filing, printing, legal, other fees and expenses related to the Offering.

22

ITEM 7. Description of Business

AWA Group LP

We are a newly organized limited partnership. As a limited partnership, we intend to be treated as a master limited partnership for U.S. federal income tax purposes. We are managed by our GP, AWA Management LLC, which oversees the management of our activities and day-to-day management and administration of our Partnership.

We intend to generate current income and capital appreciation by acquiring a majority of the equity securities of private RIA firms primarily in the middle market. These target RIA firms manage $500 million to $1 billion of assets, and earn approximately $1.6 million to $3.2 million annually of earnings before interest, taxes, depreciation and amortization, or EBITDA. We intend to focus our acquisition activities on RIA firms that our GP believes have leading local market positions, significant asset or franchise values, strong free cash flows, experienced senior management teams and 20+ years of operating history.

We expect that each acquisition of an RIA firm will generally range between $5 million and $10 million, although the size of our acquisitions may increase as our business grows. We may acquire larger RIA firms, if attractive opportunities present themselves, especially when these firms meet our operating income guidelines of at least 40% net operating income of gross revenue, including owner’s compensation. We intend to focus on operating income quality, and carefully select our RIA targets. We believe that investing in the equity of RIA firms provides an attractive value proposition. Our target RIA firms are private companies with limited access to capital providers, and equity purchases in such companies typically carry above-market interest rates and include better-than-market terms for such purchasers. As a result, we believe investments in private RIA firms result in attractive risk-adjusted returns for us.

RIA Firm Acquisitions

We plan to purchase at least 51% of the equity of our target RIA firms through the use of cash, earn-outs, and convertible promissory notes. We expect the earn-outs to be paid at the end of years two, four and six, if the target RIA firm has increased its operating income annually by 5% or greater. We intend to maintain a reserve on the books of the RIA firms to satisfy such earn-out payments. The promissory notes will permit the holder to receive Class B Units of the Partnership in lieu of the cash installment due, based upon the market price of our Class A Common Units at the time of our acquisition, less a discount of 10%.

Subject to certain exceptions, our Class B Units are not entitled to any dividends of the Partnership, but are entitled to vote with the Class A Common Units on any matters submitted to our limited partners and separately as a class on any matters required to be voted on separately by applicable Delaware law. The Class B Units must be held for a minimum of six months after issuance, and only 20% of such units can be sold in any calendar year. The Class B Units are converted into Class A Common Units upon sale to a third party, dissolution of the Partnership, the merger, consolidation or other business combination of the Partnership, or upon the written consent of the GP.

We will form a wholly-owned corporation for each investment, which will be the purchaser of the RIA firm’s equity securities and the issuer of the promissory notes to the RIA firm sellers, which will be guaranteed by the Partnership. The cash to be paid to the seller of the RIA firm securities, including the cash payable at the closing of the purchase transaction and the cash payable under the terms of the promissory note issued by the partnership’s subsidiary to the sellers, will be funded by us. The subsidiary will execute a promissory note to the Partnership to repay such amounts, which will accrue interest at 18%, with interest paid quarterly. The RIA securities will be pledged as collateral to secure the subsidiary’s obligations under the note issued to us.

The subsidiary structure permits us to segregate liabilities of the various RIA firms, and enable us to satisfy the income requirements of a master limited partnership under the Internal Revenue Code. See the section entitled “Material U.S. Federal Tax Considerations” for more information on the taxations of master limited partnerships.

23

At this time, we have identified 204 RIA firms that we intend to screen and possibly enter into acquisition discussions, which are set forth on the “RIA Firm Acquisition Candidate List” on page 5. At this time we do not have any agreements in place, binding or non-binding, to acquire any specific RIA firm. A description of our screening process for potential RIA firm acquisitions is set forth in the “Investment - Acquisition Process Overview” section of this Offering Circular on page 27.

After commencement of this Offering, the Partnership intends to enter into discussions with at least 10-12 RIA firms set forth on the RIA Firm Acquisition Candidate List. The Partnership intends to enter into definitive purchase agreements with such RIA firms, and once the minimum amount of Class A Common Units ([      ] Class A Common Units) is sold in this Offering, the Partnership intends to consummate the acquisitions of such RIA firms. The Partnership intends to continue to consummate additional acquisitions of RIA firms with the proceeds of sales from additional Class A Common Units in this Offering. All acquisitions consummated by the Partnership using such Offering proceeds will be limited to the RIA firms set forth on the RIA Firm Acquisition Candidate List. If the maximum amount of Class A Common Units ([      ] Class A Common Units) are sold in this Offering, the Partnership intends to negotiate with and acquire approximately 26-31 such RIA firms. The costs of each acquisition will vary, and the time to consummate such acquisitions may be extended.

If the Partnership is unsuccessful in acquiring any RIA firms, or if after completing one or more acquisitions the GP determines it is in the best interest of the Partnership not to acquire any additional RIA firms, and the Partnership retains a material amount of Offering proceeds, the GP will determine the amount of funds that are sufficient to provide for the Partnership’s working capital requirements and the remaining proceeds will be distributed to our unitholders.

About AWA Management LLC

The GP is AWA Management LLC, a Delaware limited liability company formed in September of 2014. Our GP has no operating history.

The GP’s senior management team has significant experience in the portfolio management and administration of investment advisory firms and investment products and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, while focusing on risk management. The GP will retain additional investment professionals and personnel as our activities expand. We believe the active and ongoing participation by the GP in the investment administration, and the depth of experience and disciplined investment approach of the GP’s management team, will allow the GP to successfully execute our investment strategy. See “Item 10 – Directors, Executive Officers and Significant Employees” for biographical information regarding the GP’s directors and executive officers. The GP’s board of directors is made up of a majority of independent directors, as determined in accordance with rules of the Nasdaq Marketplace.

All investment decisions will be made by the GP’s Chief Executive Officer, L. Edward Baker, who has more than three decades of investment adviser, banking, trust company and portfolio management experience, personally managing portfolio assets representing over $3 billion in net asset value.

Our GP’s board of directors oversees and monitors our investment performance and will annually review the compensation we pay to our GP, its officers and directors.

Market Opportunity

We believe that today’s consistent, favorable growth dynamics make the current market environment prime for investing in the equity securities of private U.S. RIA firms. The RIA firms managing between $500 million and $1 billion of clients’ assets is the market segment for our acquisition strategy. The following sets forth the key reasons the Partnership is pursuing this RIA firm acquisition strategy, and the reasons why we believe RIA firms will be interested in partnering with us:

●	Large and Growing Target Market – According to data gathered from the SEC website for RIA firms, www.adviserinfo.sec.gov, there are approximately 11,000 U.S-based RIA firms with client assets under management (“AUM”) exceeding $100 million. Approximately 10% or 1,100 of these RIA firms have AUM between $500 million and $1 billion. These “middle market” RIA firms are the primary targets for the Partnership. There are an additional 900 RIA firms in a secondary target market managing from $1 billion to $3 billion of AUM. These total 2,000+ RIA firms continue to demonstrate very attractive growth characteristics and provide for a significant number of investment opportunities for the Partnership. The RIA industry has experienced a 10% average annual growth rate over the past 15 years, and industry experts predict the growth rate for RIA firms will continue to increase over the next 10 years, due in part to the predicted and unprecedented generational transfer of wealth occurring as a result of the aging demographics in the U.S.

●	Limited Liquidity for Private RIA firms – RIA owners hold private company securities, which have limited liquidity. Our proposed investment structure provides these RIA owners a fairly priced, unique liquidity event, pursuant to which the existing RIA owners will receive for their private securities a combination of cash consideration, earn-out payments over 6 years and promissory notes that can be converted into our Class B Units. The conversion price is provided at a fair market value at acquisition. RIA firms’ further benefit from participating in the Partnership, as they will: (i) continue to operate under their current name and SEC registration; (ii) have a liquid equity position in the publicly-traded Partnership and, (iii) will enjoy economies of scale as it relates to back office support received from the Partnership affiliation. We believe these RIA firms will be seeking our partnership for access to capital and liquidity as a way to expand their firms.

24

●	Attractive Relative Value Proposition – We believe that the targeted “middle-market” RIA firms represent outstanding acquisition opportunities for the Partnership. We expect our targeted RIA firms will have long track records of consistent earnings growth and high client retention rates that will provide the Partnership with consistent and predictable sources of income for its unitholders. As the industry continues to grow, we believe the income generated by our RIA firms will also continue to increase. The Partnership will seek to acquire a well-diversified portfolio of RIA firms, with operating margins ranging between 40% and 60%. By investing in the equity of such companies, we will position ourselves to benefit from the long-term growth of such RIA firms.

Competitive Strengths:

AWA has the following competitive advantages in the Partnership’s target market:

●

Experienced Investment Team – The experience of the GP’s board of directors complement the expertise of the GP’s senior management team. With over 214 years of collective experience, the officers and directors of the GP have invested through multiple business climates, credit cycles and throughout capital structures. Further, throughout their careers, the GP’s team has developed networks with a wide range of business, banking, legal and other professionals that we expect will provide the Partnership with: (i) significant acquisition targets; and (ii) additional expertise relating to the structuring, origination, evaluation and monitoring of the Partnership’s investments.

The leader of our investment team, Mr. Baker has relevant experience as the Chairman, Chief Executive Officer and Chief Investment Officer at Mesa Holdings, Inc. (“Mesa”), from 2004 to 2010. Mr. Baker’s primary role at Mesa was to acquire RIA firms similar to those that the Partnership intends to acquire. Mesa operated as a holding company of RIA firm subsidiaries. When Mesa ceased operations in 2010, it had seven RIA firm subsidiaries. Mesa financed its RIA firm acquisitions via debt secured by Mesa as RIA firm acquisitions were consummated. In 2010, one of Mesa’s large investors became involved in legal problems, and as a result, Mesa could no longer secure additional funding. At the time, Mesa had not reached operating income profitability to sustain its operations, so Mesa ceased operations and conveyed its assets over to its creditors.

The Partnership intends to primarily utilize capital from equity financings to raise capital for RIA firm acquisitions. Aside from the issuance of promissory notes in consideration of the purchase price of RIA firms (which we believe will represent no more than 50% of the total purchase price, and may be converted into Class B Units in lieu of cash, at the option of the holder), we do not intend to utilize debt leverage to acquire RIA firms. We believe that the Partnership will benefit from Mr. Baker’s first-hand experience at Mesa. We believe that the proceeds from the Offering will put AWA in a strong capital position to avoid reliance on creditors to fund the Partnership’s operations in the near future.

We believe that the breadth and depth of our GP team’s experience to source, structure, execute and monitor our RIA firms provides the Partnership with significant experience to manage and grow the Partnership. Through their careers as senior bankers and investment managers at preeminent financial institutions, officers and directors of the GP have participated in hundreds of investment transactions, aggregating billions of dollars of invested capital, over the last 30 years.

●

Proven, Established Target Market – The Partnership will target middle market RIA firms (those with Assets Under Management (“AUM”) ranging between $500 Million to $1 Billion), most of which have been in business over 20 years, with increasing revenues and operating profit margins from 40% to 60%. The assets these RIA firms manage for clients are considered “sticky”, due to the nominal, low attrition rates of losing clients. The asset management business is one of the most unique financial services industries, with stable, yet growing revenue streams. Asset-based fees have historically remained predictable, quarter after quarter, year after year, and are based on fees charged on AUM, and not on commissions for trades, transactions. Currently, we have identified 204 potential RIA firms, each of which is set forth on the RIA Firm Acquisition Candidate List on page 5. We will engage in discussion and intend to acquire approximately 12 RIA firms once the minimum amount of Class A Common Units is sold ([      ] Class A Common Units), and intend to continue to consummate additional acquisitions as additional Class A Common Units are sold in this Offering. All acquisitions consummated by the Partnership using such proceeds from the Offering will be limited to the RIA firms set forth on the RIA Firm Acquisition Candidate List. If the maximum amount of Class A Common Units is sold in this Offering, we intend to consummate the acquisition of 26-31 such RIA firms.  For a description of our screening process of RIA firm candidates, see the “Investment - Acquisition Process Overview” section of this Offering Circular on page 27.

●	Direct Origination Efforts Provides for Large Pool of Quality Investment Opportunities – We expect a significant number of the Partnership’s acquisitions of RIA firms will be sourced through existing relationships, with RIA firms the GP has already identified as strong candidates for potential acquisition. The GP also may source acquisitions via the private equity sponsor channel, as the GP’s officers and directors maintain relationships with private equity and hedge fund firms. The GP intends to source acquisition opportunities through a combination of: (i) direct origination efforts, with a focus on the GP’s existing contacts with middle-market RIA firms; (ii) relationships with industry contacts; and, (iii) long-standing relationships with Wall Street professionals, industry executives and strategic partners. The GP also maintains relationships with regional and local intermediaries, including investment firms, accountants and lawyers that the Partnership expects will provide the Partnership with significant acquisition deal flow. We believe that the Partnership will be able to capitalize on existing relationships within the RIA community and traditional channels of acquisition deal flow, which will afford the Partnership to have access to a number of quality acquisition opportunities. We believe that the experience of our GP’s team in working directly with RIA firms will also help us deliver attractive yields to investors, while eliminating intermediaries who extract fees for their services.

25

We believe that non-sponsored RIA firms represent a large, attractive and less competitive investment opportunity for several reasons: (1) the number of non-sponsored RIA firms far exceeds the number of sponsored RIA firms; (2) many investors and acquirers focus primarily on sponsored RIA firms, reducing competition for the acquisition or investment in non-sponsored RIA firms; and (3) non-sponsored RIA firms have more limited access to capital versus sponsored companies. We also believe that acquisitions of non-sponsored RIA firms will provide us the most attractive economics, alignment of interests with management and the greatest opportunities for us.

While we expect that a significant number of our investments will be in private non-sponsored RIA firms, we believe that a combination of acquiring sponsored and non-sponsored RIA firms is important to participating in the most attractive opportunities across cycles, and to that end, our nationwide origination efforts will target both private equity sponsors and referral sources of non-sponsored RIA firms.

●	Disciplined Acquisition and Monitoring Process – The GP’s team will utilize a disciplined investment process for reviewing acquisition opportunities, structuring transactions and monitoring acquired RIA firms. As a result, the GP will seek to maximize income and capital gains through effective comprehensive due diligence. The GP’s team will employ a highly selective approach to acquiring RIA firms, with a focus on:

●	Investing primarily in RIA firms with leading market positions, significant local franchise values, strong cash flow (operating income between 40% and 60%), experienced senior management teams, and a 20+ year history; and

●	Engaging in extensive financial accounting and legal due diligence prior to completing each investment.

We believe that a critical and differentiating factor of our acquisition strategy is our ability to conduct detailed operational and strategic due diligence from the point of view of an owner and operator, in addition to strong fundamental and detailed analysis from the point of view of a financial investor. We believe that this analytical approach, which couples a deep understanding of a RIA firm’s income and cash flow statements and the opportunities and risks associated with it, with a comprehensive fee-based analysis, facilitates an investment discipline that is biased towards stronger and more stable RIA firms. We believe the operating experience and skills of our GP’s investment team complement and enhance our RIA firm-focused experience.

Following each acquisition of a RIA firm, the GP will implement a regimented monitoring program. This thoughtful approach involves: (i) ongoing sector review and competitive analysis; (ii) regular contact with our RIA firms; and (iii)  periodic review of our RIA firms to ensure appropriate risk management tools are in place, in order to identify problems early and to assist our RIA firms before they face difficult growth constraints. Please see “Investment Objective and Strategy—Investment Process Overview” for additional information.

●	Focused Risk Management System – The Partnership’s RIA firms will be diversified by location, asset size, and clients. The GP plans to implement a dynamic monitoring system for regularly updating financial, legal, industry and regulatory analysis, along with other relevant information, for the RIA firms. At the same time, additional input to the portfolio management process will be provided by third parties, including, as necessary, the following: accountants, valuation specialists, legal counsel and fund administrators.

26

Investment - Acquisition Process Overview

Deal Team/Investment Committee. As AWA grows, the Deal Team and Investment Committee will expand.

Our investment process consists of several distinct phases that are summarized below, which phases will be conducted by our GP’s Deal Team and Investment Committee, as further described. Initially, the responsibilities of the Deal Team and Investment Committee will be shared by only a few individuals, as the GP is comprised of only a few individuals. As the number of RIA firm acquisitions increase and our deal pipeline grows, the Partnership may hire additional individuals to serve on such teams. The Investment Committee initially will be the GP’s Chief Executive Officer, Edward Baker. The Deal Team will consist of Mr. Baker and one to two individuals that Mr. Baker intends to hire.

Investment Process

Note: The expected number of transactions is based on the estimates of our General Partner (“GP”) and the actual number of transactions may differ based on actual market or economic factors or the ability to source suitable investments.

Sourcing. Our Deal Team intends to originate investments through a nationwide network of relationships of the Deal Team. Specifically, our Deal Team intends to source its investment opportunities through a combination of: (i) direct origination efforts of our Deal Team, as a result of their contacts with middle market RIA firms, including existing relationships and experienced senior management teams; (ii) relationships with middle market RIA firm sponsors and industry contacts; and (iii) long-standing relationships with industry executives and strategic partners. The Deal Team will employ a rigorous investment process that involves several steps and a thorough analysis of the RIA firm targets. Comprehensive joint industry reviews, primarily focusing on opportunities in middle market RIA firms, will be completed on an ongoing basis, in order to identify potential RIA firms for acquisition. We believe our Deal Team’s strength and breadth of relationships across a wide range of RIA firms will generate numerous investing opportunities, which should enable our Partnership to be selective in seeking appropriate RIA firms to acquire.

27

I. Initial Sourcing Stage

The Deal Team has conducted an initial sourcing stage to screen and select 204 targeted RIA firms out of over 1,100 middle-market RIA firms, who are registered with the SEC as Registered Investment Advisers. A list of such RIA firms is set forth on page 5. Based upon the Deal Team’s investigation of publicly available information, each of the 204 target RIA firms meet the following investment criteria:

●	$500 million to $1.0 billion in clients’ assets under management; and

●	Each RIA firm’s website confirmed they meet our proprietary and confidential requirements.

II. Investment Qualification Stage

After sale of the minimum number of Class A Common Units ([ ] Units) are sold in the Offering, the Deal Team intends to complete, in time-related stages, additional screening to determine which of the initially targeted RIA firms as a result of the initial sourcing stage meet each of the following financial criteria:

●	Client retention rates of at least 95%;

●	Operating profit margins ranging of at least 40% (including the owners’ compensation); and

●	Annual growth rates of 7% or greater for the past five years, compounded.

III. Other Considerations in Sourcing

The Deal Team will also consider, as part of its evaluation, the following additional analysis and criteria:

●	SEC ADV registration filings;

●	Continuous and profitable operating histories (includes the owners’ compensation); and

●	Aggregate clients’ asset allocation.

Structuring. Those RIA firms that are identified and selected through the sourcing process above will be offered a non-binding term sheet by our Deal Team setting forth the terms of our proposed acquisition of a majority interest in such RIA firms. We intend to utilize a term sheet to ensure that the targeted RIA firm is interested prior to us expending additional resources for further due diligence.

Investment Committee Preliminary Approval. Upon execution of a term sheet, our Deal Team presents the terms and structure of the proposed RIA firm acquisition to our Investment Committee for review and preliminary approval to proceed to conduct full due diligence. As part of such preliminary approval, the Investment Committee will review the results of the sourcing metrics above and analyze the term sheet. The Investment Committee also may, but shall not be required to, seek assistance from outside valuation and accounting firms.

Full Due Diligence. Following the Investment Committee preliminary approval, the Deal Team will conduct full due diligence of the prospective RIA firm acquisition. This phase of the investment process comprises all aspects of due diligence, including fundamental analysis, legal analysis and valuation analysis. Our Deal Team’s fundamental analysis will closely scrutinize the target RIA firm’s financial statements to reveal key drivers of revenues and expenses. Our Deal Team also intends to conduct extensive management team interviews to uncover incremental insights into these drivers, as well as other potential issues that could affect the target RIA firm’s performance. To ensure a thorough due diligence process, our Deal Team may utilize third-party specialists including accountants, appraisers, examiners, consultants and attorneys, as deemed necessary or appropriate by the Deal Team.

28

Definitive Documentation. Contemporaneously with the due diligence phase, the Deal Team will work with the Partnership’s legal counsel and accountants to prepare the definitive transaction documents to consummate the proposed RIA firm acquisition.

Final Investment Committee Approval. Upon completion of full due diligence, the Deal Team formally presents the terms of the proposed RIA firm acquisition to the Investment Committee for recommendation. In addition to considering the proposed acquisition on its standalone merits, the Investment Committee considers the overall fit of the proposed acquisition within the portfolio of RIA firms previously acquired by the Partnership.

Investment and Monitoring. After consummation of an RIA firm acquisition, the Partnership will begin monitoring such RIA firm’s performance. Acquired RIA firms will be monitored on a monthly basis and, more formally, at regular meetings with management of the RIA firm. Our GP will assign an analyst to, on a continuing basis, actively monitor and have an open monologue with the principals of each acquired RIA firm. Such monitoring will include the review of detailed, internally-generated monitoring reports. Ongoing, collaborative industry reviews will be conducted by our GP’s investment team and an active, up-to-date model comparing operating income and assets under management ratios at time of acquisition is maintained. As part of the monitoring process, our GP has developed risk policies pursuant to which it will regularly assess the risk profile of each of our RIA firms, and will rate each of them based on the following categories, which we refer to as “Internal Risk Ratings”.

Investment Rating:	Summary Description
1	Performing at or above expectations.

2	Watch/minor risk. RIA firm operating below expectations, but in compliance with financial metrics and performance expected to improve.

3	Significant risk. RIA firm performing substantially below expectations. Loss of investment not expected, but returns may be impaired.

4	Potential impairment. Focus is on preservation of capital.

Our GP will monitor and, when appropriate, change the investment ratings assigned to our RIA firms. For any RIA firm rated two, three, or four, our GP will increase its level of focus and communications and prepare regular updates for our Investment Committee, summarizing current operating results, material impending events and recommended actions.

Net Asset Valuation

As part of the monitoring process, we intend to determine the net asset value of our ownership of RIA firms each quarter. Securities that are publicly-traded will be valued at the reported closing price on the valuation date. Securities that are not publicly-traded, which will be the majority of our securities of RIA firms, will be valued at fair value as determined in good faith, based on the GP’s valuation against our acquisition model. In connection with that determination, we expect that the GP will consider relevant inputs, including, but not limited to, values of like securities, recent portfolio company financial statements and forecasts, and any valuations prepared by third-party valuation services.

Managerial Assistance

As a controlling equity partner, we offer, and intend to provide upon request, managerial assistance to our RIA firms. This assistance may involve, among other things, monitoring the day-to-day operations of our RIA firms and providing other organizational and financial guidance. To the extent fees are paid for these services, we, rather than our GP, will retain any fees paid for such assistance.

ITEM 8. Description of Property

The Partnership does not own any real estate. The Partnership’s address is 116 South Franklin Street, Rocky Mount, NC 27804.

29

ITEM 9. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

From inception to June 30, 2015 we have not started our plan of operation and have not generated any revenue. As of June 30, 2015, the Partnership had cash of approximately $100,000 and liabilities of approximately $0.00. For the period ended June 30, 2015, the company had expenses related to start-up costs categorized as office and general expense of $78,384 and professional fees of $98,820. The GP has incurred these costs and will only be reimbursed when the minimum offering is reached.

Liquidity and Capital Resources

Other than as described herein, the Partnership has no other plans, arrangements or commitments to raise funds outside this Offering. As of June 30, 2015, the Partnership has $100,000 in cash.

Plan of Operations

Our business objectives for the next 12 months (beginning upon completion of this Offering), provided the necessary funding is available, are to acquire RIA firms and to monitor such RIA firms’ performance, as set forth in the “Investment - Acquisition Process Overview” set forth on page 27 of this Offering Circular. The amount we receive from this Offering will determine the number of RIA firms we will be able to acquire.

Minimum Amount Received

If we sell the minimum amount of Class A Common Units ([      ] Class A Common Units) in this Offering, we intend to acquire majority interests in 12 RIA firms, and we intend to continue to consummate additional acquisitions of RIA firms, with the proceeds of sales of additional Class A Common Units in this Offering. If we sell the minimum amount of Class A Common Units in this Offering, we do not believe we will require additional equity funding in order to operate in the next 12 months, but we estimate that we will likely require additional financing in the beginning of the following year to complete more acquisitions and grow the Partnership.

The following chart provides an overview of our budgeted expenditures for the 12 months following the completion of this Offering if we sell the minimum amount of Class A Common Units ([       ] Class A Common Units). The expenditures are categorized by significant area of activity.

Acquisition Expenses	$17,550,000
Operating Expenses	$517,000
Legal and Accounting Expenses	$48,000
General and Administrative Expenses	$200,000
Working Capital Expenses	$165,000

Maximum Amount Received

If the maximum amount of Class A Common Units ([      ] Class A Common Units) are sold in this Offering is sold, we intend to execute purchase agreements with 31 initial RIA firms. If we sell the maximum amount of Class A Common Units in this Offering, we do not believe we will require additional equity funding in order to operate in for the next 12 months, but we estimate that we will likely require additional financing in the beginning of that next year to complete more acquisitions and grow the Partnership.

The following chart provides an overview of our budgeted expenditures for the 12 months following the completion of this Offering if we sell the maximum amount of Class A Common Units ([     ] Class A Common Units). The expenditures are categorized by significant area of activity.

Acquisition Expenses	$43,924,000
Operating Expenses	$948,000
Legal and Accounting Expenses	$96,000
General and Administrative Expenses	$480,000
Working Capital Expenses	$302,000

30

ITEM 10. Directors, Executive Officers and Significant Employees

Management of the Partnership

The Partnership’s business and affairs are managed under the direction of the GP. The GP’s board of directors initially consist of three members and are made up of a majority of independent directors, as defined in rules of the Nasdaq Marketplace. The GP’s board of directors is elected by IAMC, LLC, the sole member of the GP. IAMC, LLC is owned by L. Edward Baker. The GP’s board of directors appoints its executive officers.

Directors of the General Partner

Name	Age	Term of Office
L. Edward Baker	68	September 2014 – present
Robert A. Kelly	70	June 2015 – present
Brian Thayer	40	June 2015 – present

L. Edward Baker, Director, Chairman and Chief Executive Officer. Mr. Baker founded IAMC, LLC in 2010 and serves as its Chief Executive Officer. From 2004 to 2010, Mr. Baker served as Chairman, Chief Executive Officer and Chief Investment Officer of Mesa Holdings, Inc., a holding company of SEC-Registered Investment Adviser firms. Prior to this, Mr. Baker was the portfolio manager for Baker 500 Corporation, an asset management firm based on Mr. Baker’s proprietary investment methodology in large-cap equities. Mr. Baker formerly served as Chief Executive Officer and Chief Investment Officer for Piper Jaffray Trust Company and as Chief Executive Officer and Chairman of Piper Trust Funds, Inc., a family of mutual funds. Mr. Baker also formerly served as SVP of international investment advisor AIB Govett and prior to this he served as Senior Vice President Correspondent Banking at Norwest Banks, now operating as Wells Fargo Bank. Mr. Baker received his undergraduate degree in Business Administration and Economics from Park University and MBA from the Kellogg School of Management at Northwestern University. He is also a Graduate of the ABA’s National Trust School. Mr. Baker was chosen to be a director of the GP based on his experience and knowledge of RIA firm operations.

Robert A. Kelly, Director. Mr. Kelly has over 40 years in the financial services industry serving as an independent consultant since his retirement in 2005, as the Chief Executive Officer and President of KCB, a community bank based in Kearney, Missouri. Prior, Mr. Kelly formerly was a partner at several financial consulting firms, including Penquite & Associates, Continental Communications Group, Financial Earnings Group and GRA. Early in Mr. Kelly’s banking career he had the unique opportunity to shepherd a “de novo” bank as part of a state wide major bank holding company. This provided the unique environment to operate as a community bank and best utilize the direction and resources of the largest bank in the state of Missouri. Mr. Kelly holds a B.S. degree in Business Administration from Rockhurst University. Mr. Kelly was chosen to be a director of the GP based on his financial background and management skills.

Brian Thayer, Director. Mr. Thayer serves as a Director of Thomas Capital Group (“TCG”), a capital markets firm assisting alternative investment managers raise capital from institutional investors since 2013. Prior to joining TCG, Mr. Thayer was a Partner at Saw Mill Capital from 2008 to 2013 and prior to that, GormanThayer LLC, two boutique investment banking firms, where he focused on assisting middle market companies and asset managers access the capital markets. Before that, he managed the private equity practice at Attalus Capital, where he also conducted analysis on hedge funds employing global macro, long/short equity and credit strategies. Mr. Thayer spent over four years in the due diligence group at Hamilton Lane Advisors, the world’s largest private equity consulting and asset management firm, where he was involved in private fund, co-investment and secondary transactions aggregating billions of dollars. He started his career at Ernst & Young LLP, where he provided investment advice to high net worth individuals and conducted due diligence on public asset managers. He is a cum laude graduate from Providence College with a degree in Business Management, he currently holds series 7 and 63 registrations. Mr. Thayer was chosen to be a director of the GP based on his investment and acquisition experience.

Executive Officers of the General Partner

Name	Age	Position	Term of Office
L. Edward Baker	68	Chairman and Chief Executive Officer	September 2014 – present
Jay Abdo	64	Chief Financial Officer	June 2015 – present

L. Edward Baker, Director, Chairman and Chief Executive Officer. See above.

Jay Abdo, CPA, Chief Financial Officer. Since 1975, Mr. Abdo, currently the Senior Business Partner, has served at Abdo Eick & Meyers, a Minnesota based accounting firm his father started 51 years ago. His 40 years of experience are focused in all aspects of business, including general accounting, taxation, IRS and state representation, and litigation support. He received his BA Degree in Accounting from Minnesota State University and an Advanced Degree in Taxation from the University of Michigan.

The address for each executive officer and director is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804.

Family Relationships

None.

Involvement in Certain Legal Proceedings

None.

31

ITEM 11. Compensation of Directors and Executive Officers

In addition to the compensation of the GP disclosed below, the Partnership reimburses the GP for all direct and indirect expenses the GP incurs or payments the GP makes on behalf of the Partnership, which includes salary, bonus, and other amounts paid to individuals employed by the Partnership or individuals providing services for the Partnership. In addition, the Partnership honors employee incentive plans issued by the GP for such services.

Compensation of the General Partner

The GP will be compensated for its management services. After the sale of the minimum amount of Class A Common Units in this Offering, the GP will become entitled to a fee consisting of two components—a base management fee and an incentive fee based on our performance.

The base management fee will be calculated at an annual rate of 2.0% of our gross invested assets, including all assets of our RIA firms, and will be payable quarterly.

The incentive fee will be calculated and payable quarterly in arrears, and is equal to 20% of the profits of the Partnership for the immediately preceding quarter, but is payable only if the Partnership is able to pay a quarterly dividend to our unitholders in an amount equal or greater to the 8% annual rate (or 2% for such quarter). Profits of the partnership include net income less expenses of the Partnership, and any realized capital gains of the Partnership.

The GP’s board of directors, including a majority of the independent directors, oversee and monitor our GP’s performance and will annually review the compensation we pay to the GP.

Compensation of Directors of the General Partner

L. Edward Baker is the only director of the GP who is also an employee. All non-employee directors shall receive an annual salary of $60,000. Our directors are also eligible to receive equity awards.

Class M Units

The Partnership issued an aggregate of 1,000,000 restricted Class M Units prior to this Offering to AWA Management LLC, its general partner, and the general partner’s directors. Such restricted Class M Units shall vest in three equal installments beginning one year from the date of issuance. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The 1,000,000 Class M Units were issued as follows:

●	900,000 restricted Class M Units were issued to AWA Management LLC. AWA Management LLC is owned by IAMC, LLC, which is 100% owned by L. Edward Baker.

●	50,000 restricted Class M Units were issued to Robert A. Kelly. Mr. Kelly is a director of AWA Management LLC.

●	50,000 restricted Class M Units to Brian Thayer, Director. Mr. Thayer is a director of AWA Management LLC.

Executive Compensation of the General Partner

L. Edward Baker, Director, Chairman and Chief Executive Officer of the GP, will receive an annual salary of $350,000. This annual salary reduces the amount payable to the GP as part of the base management fee described above.

Jay Abdo, the Chief Financial Officer of the GP, will receive an annual salary of $160,000.

Our executive officers are also eligible to receive equity awards. On [      ], 2015, 50,000 restricted Class M Units were issued to Jay Abdo, which vest in three equal installments beginning one year from the date of issuance.

32

Significant Employees

The Partnership has no significant employees other than the GP’s directors and officers named in this Offering Circular.

Compensation of Directors and Executive Officers in the Last Fiscal Year

As of June 30, 2015, the Partnership had not established compensation packages for the directors and executive officers of the GP. For a current description of compensation arrangements, please see “Compensation of Directors of the General Partner” and “Executive Compensation of the General Partner” above.

ITEM 12. Security Ownership of Management and Certain Security holders

As of the close of business on [   ], 2015, we had outstanding two classes of voting securities – Class A Common Units, of which there were 2,001,378 Class A Common Units issued and outstanding; and Class M Units, of which there were 1,050,000 Class M Units issued and outstanding. Each Class A Common Unit and each Class M Unit is currently entitled to one vote on all matters put to a vote of our limited partners. Subject to certain exceptions (see “Item 14 – Securities Being Offered – Material Provisions of the Partnership Agreement – Meetings; Voting”), our Class B Units and Class M Units vote together with our Class A Common Units as a single class.

Class A Common Units

The following table sets forth the number of Class A Common Units, and percentage of outstanding Class A Common Units, beneficially owned as of [   ], 2015, by:

●	each person known to us to beneficially own more than 10% of the outstanding Class A Common Units;

●	each of our directors and each executive officer; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Class A Common Units subject to options that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the address of each of the following persons is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Class A Common Unit Holder	Number of Class A Common Units	Current percentage prior to the closing of the Offering Period	Percentage assuming minimum offering amount is purchased		Percentage assuming maximum offering amount is purchased
10% Holders:
IAMC “F” Trust(1)	510,000	25%	[ ]	%	[ ]	%
IAMC “S” Trust(2)	375,000	19%	[ ]	%	[ ]	%
Directors and Officers:
L. Edward Baker(3)	885,001	44%	[ ]	%	[ ]	%

All directors and officers as a group (1 person)	885,001	44%	[ ]	%	[ ]	%

(1)	Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “F” Trust is 2155 Tarpon Rd., Naples, Florida 34102. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

(2)	Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “S” Trust is 2155 Tarpon Rd., Naples, Florida 34102. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

33

(3)	Includes:

(i) 1 Class A Common Unit, issued for purposes of the initial organization of the Partnership, is held by IAMC, LLC, which will be cancelled for no consideration upon the sale of the minimum number of Class A Common Units ([ ] Units) in this Offering. Investment and voting power over the Class A Common Unit is held by L. Edward Baker, the managing member. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

(ii) 510,000 Class A Common Units held by IAMC “F” Trust. Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “F” Trust is 2155 Tarpon Rd., Naples, Florida 34102. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

(iii) 375,000 Class A Common Units held by IAMC “S” Trust. Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “S” Trust is 2155 Tarpon Rd., Naples, Florida 34102. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

Class B Units

There are no outstanding Class B Units as of [ ], 2015.

Class M Units

The following table sets forth the number of Class M Units, and percentage of outstanding Class M Units, beneficially owned as of [   ], 2015, by:

●	each person known to us to beneficially own more than 10% of the outstanding Class M Units;

●	each of our directors and each executive officer; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Class M Units subject to options that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the address of each of the following persons is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Class M Common Unit Holder	Number of Class M Common Units	Current percentage prior to the closing of the Offering Period	Percentage assuming minimum offering amount is purchased		Percentage assuming maximum offering amount is purchased
10% Holders:
AWA Management LLC(1)	900,000	86%	[ ]	%	[ ]	%
Directors and Officers:
L. Edward Baker(2)	900,000	86%	[ ]	%	[ ]	%
Jay Abdo(3)	50,000	5%	[ ]	%	[ ]	%
Robert A. Kelly(4)	50,000	5%	[ ]	%	[ ]	%
Brian Thayer(5)	50,000	5%	[ ]	%	[ ]	%

All directors and officers as a group (4 persons)	1,050,000	100%	[ ]	%	[ ]	%

(1)	Such Class M Common Units shall vest in three equal installments, beginning one year from the date of issuance. Investment and voting power over the Class M Common Units is held by L. Edward Baker as the Chairman and Chief Executive Officer.

(2)	Includes 900,000 restricted Class M Units held by AWA Management LLC. Such Class M Common Units shall vest in three equal installments beginning one year from the date of issuance. Investment and voting power over the Class M Common Units is held by L. Edward Baker as the Chairman and Chief Executive Officer.

(3)	Includes 50,000 restricted Class M Units. Such Class M Common Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Abdo is Chief Financial Officer of the GP.

(4)	Includes 50,000 restricted Class M Units. Such Class M Common Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Kelly is a director of the GP.

(5)	Includes 50,000 restricted Class M Units. Such Class M Common Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Thayer is a director of the GP.

34

ITEM 13. Interest of Management and Others in Certain Transactions

Partnership Agreement

The GP will serve as the Partnership’s general partner, and manage the day-to-day operations of, and provide investment management services to the Partnership. Under the terms of our Partnership Agreement, the GP will, among other things:

●	determine the composition and allocation of our RIA firms, the nature and timing of the changes therein and the manner of implementing such changes;

●	identify, evaluate and negotiate the structure of the acquisitions we make (including performing due diligence on our prospective RIA firms);

●	execute, monitor and service the RIA firms we acquire;

●	determine the securities and other assets that we will purchase, retain or sell;

●	perform due diligence on prospective RIA firms; and

●	provide us with other management, research and related services as we may from time to time require.

The GP’s services under the Partnership Agreement are exclusive to the Partnership, and the GP has agreed not to furnish similar services to other entities to ensure its services to us are not impaired.

For a full summary of the material provisions of the Partnership Agreement, see “Item 14 – Securities Being Offered – Material Provisions of the Partnership Agreement”.

Private Placements

Class A Common Units

The Partnership issued 510,000 Class A Common Units to IAMC “F” Trust and 375,000 Class A Common Units to IAMC “S” Trust. L. Edward Baker is the Trustee of IAMC “F” Trust and IAMC “S” Trust. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

The Partnership issued IAMC, LLC (“IAMC”) one Class A Common Unit upon formation of the Partnership. IAMC’s Class A Common Unit will be cancelled upon the sale of the minimum amount of Class A Common Units in this Offering. L. Edward Baker is the managing member of IAMC.

Class M Units

The Partnership issued to AWA Management LLC, its general partner, and the general partner’s directors and officers an aggregate of 1,050,000 restricted Class M Units of the Partnership (“Class M Units”). Such restricted Class M Units shall vest in three equal installments beginning one year from the date of issuance. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The 1,050,000 Class M Units are held as follows:

●	900,000 Class M Units are held by AWA Management LLC. AWA Management LLC is owned by IAMC, LLC, which L. Edward Baker is the managing member.

●	50,000 Class M Units to Robert A. Kelly. Mr. Kelly is a director of AWA Management LLC.

●	50,000 Class M Units to Brian Thayer, Director. Mr. Thayer is a director of AWA Management LLC.

●	50,000 Class M Units to Jay Abdo. Mr. Abdo is the Chief Financial Officer of AWA Management LLC.

Compensation of the General Partner

See “Item 11 – Compensation of Directors and Officers” for the compensation arrangement with the GP.

35

ITEM 14. Securities Being Offered

Securities Being Offered

Class A Common Units

Our Class A Common Units represent limited partner interests in us. The holders of our Class A Common Units are entitled to participate in our dividends and exercise the rights or privileges available to limited partners under our Partnership Agreement. Each record holder of a Class A Common Unit is entitled to a number of votes equal to the number of Class A Common Units held, and will vote as a single class, with holders of our Class B and Class M Units, except to the extent Delaware requires the Class A Common Units to vote as a single class and subject to the exceptions discussed below (see “Item 14 – Securities Being Offered – Material Provisions of the Partnership Agreement – Meetings; Voting”). We have not established a sinking fund, and we have not granted any preemptive rights with respect to our Class A Common Units, but the GP has the right to grant preemptive rights in the future. Dividends on the Class A Common Units will be payable on a quarterly basis, when and if declared by our GP, at an annual rate of 8.00% on the stated value of $[      ] per Class A Common Unit. We intend to authorize, declare and pay such dividends on a quarterly basis; however, our ability to pay dividends might be adversely affected by our earnings, our financial condition, compliance with applicable regulations and such other factors as our GP may deem relevant from time to time. See “Risk Factors” beginning on page 7 of this Offering Circular for a discussion of some of the factors potentially impacting the payment of dividends that you should carefully consider.

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our GP that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the Partnership Agreement and by law, and thereafter to the unitholders pro rata according to the percentages of their Class A Common Units as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to unitholders in kind if it determines that an immediate sale or dividend of all or some of our assets would be impractical or would cause undue loss to the partners.

Unless our GP determines otherwise, we will issue all our Class A Common Units in uncertificated form.

Transfer of Class A Common Units

By acceptance of the transfer of our Class A Common Units, in accordance with our Partnership Agreement, each transferee of our Class A Common Units will be admitted as a unitholder with respect to the Class A Common Units transferred, when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A Common Units:

●	represents that the transferee has the capacity, power and authority to enter into our Partnership Agreement;

●	will become bound by the terms of, and will be deemed to have agreed to be bound by, our Partnership Agreement; and

●	gives the consents, approvals, acknowledgements and waivers set forth in our Partnership Agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this Offering.

A transferee will become a substituted limited partner of our Partnership for the transferred Class A Common Units automatically upon the recording of the transfer on our books and records. Our GP will cause any transfers to be recorded on our books and records no less frequently than quarterly. Class A Common Units are transferable according to the laws governing transfers of securities.

Until a Class A Common Unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the Class A Common Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

[   ] will serve as registrar and transfer agent for our Class A Common Units. You may contact the registrar and transfer agent at the following address: [   ].

36

Material Provisions of the Partnership Agreement

The following is a summary of the material provisions of the Partnership Agreement. The Partnership Agreement as it will be in effect at the time of this Offering is attached as an exhibit to this Offering Circular, and the following summary is qualified by reference thereto.

We summarize the following provisions of our Partnership Agreement elsewhere in this Offering Circular:

●	with regard to the transfer of Class A Common Units, see “Item 14 – Securities Being Offered –Transfer of Class A Common Units”; and

●	with regard to allocations of taxable income and taxable loss, see “– Material U.S. Federal Tax Considerations”.

General Partner

Our general partner will manage all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. The Partnership Agreement provides that our general partner, in managing our operations and activities, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners, and will not be subject to any different standards imposed by the Partnership Agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. Our GP is wholly-owned by IAMC, LLC, a Delaware limited liability company, of which Mr. Edward Baker is the managing member. Our unitholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our unitholders are limited as set forth in the Partnership Agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to the Partnership Agreement or our Certificate of Limited Partnership, without the approval of any unitholder as set forth under “—Amendment of the Partnership Agreement – No Limited Partner Approval”.

Limited Partners

We have authorized three classes of Units- Class A Common Units, Class B Units and Class M Units. The holders of the foregoing classes of units are limited partners under the Partnership Agreement.

Class A Common Units. For a description of the rights and obligations of the Class A Common Units, see “Item 14- Securities Being Offered”.

Class B Units. Subject to certain exceptions set forth in “–Dividends” below, the Class B Units are not entitled to any dividends of the Partnership, but are entitled to vote with the Class A Common Units and Class M Units on any matters submitted to our limited partners and separately as a class on any matters required to be voted on separately by applicable Delaware law. The Class B Units must be held for a minimum of six months after issuance, and only 20% of such units can be sold in any calendar year. The Class B Units are converted into Class A Common Units upon sale to a third party, dissolution of the Partnership, the merger, consolidation or other business combination of the Partnership, or upon the written consent of our general partner. The Class B Units are to be issued to the sellers of RIA firms as part of the consideration being offered by the Partnership and its subsidiaries as part of the acquisition transactions.

Class M Units. The rights, preferences and obligations of the Class M Units are similar to those of the Class B Units. Subject to certain exceptions, the Class M Units are not entitled to any dividends of the Partnership, but are entitled to vote with the Class A Common Units and Class B Units on any matters submitted to our limited partners and separately as a class on any matters required to be voted on separately by applicable Delaware law. The Class M Units must be held for a minimum of six months after issuance, and only 20% of such units can be sold in any calendar year. The Class M Units are converted into Class A Common Units upon sale to a third party, dissolution of the Partnership, the merger, consolidation or other business combination of the Partnership, or upon the written consent of our general partner. The Class M Units are to be issued to the GP and its officers and directors as part of their executive compensation.

37

Organization

We were formed on June 9, 2015 and have a perpetual existence.

Purpose

Under the Partnership Agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest in accordance with the Partnership Agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, the Partnership Agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “– Limited Liability”.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his Class A Common Units plus his share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

●	to remove or replace our general partner,

●	to approve some amendments to the Partnership Agreement, or

●	to take other action under the Partnership Agreement,

constituted as “participation in the control” of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the Partnership Agreement nor the Delaware Limited Partnership Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

Under the Delaware Limited Partnership Act, a limited partnership may not make a dividend to a limited partner if after the dividend all liabilities of the limited partnership, other than liabilities to limited partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a dividend and knew at the time of the dividend that the dividend was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the dividend for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the Partnership Agreement or to take other action under the Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

38

Issuance of Additional Securities

The Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with the Delaware Limited Partnership Act and the provisions of the Partnership Agreement, we may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Class A Common Units.

Dividends

Dividends will be paid to the limited partners pro rata according to the percentages of their respective Class A Common Units. Holders of our Class B and Class M Units are not entitled to distributions unless such holders are allocated income of the Partnership, in which case our general partner has the sole discretion to issue distributions to such holders up to an estimated amount of taxes to be assessed against such holders on account of such allocated income.

Amendment of the Partnership Agreement

General

Amendments to the Partnership Agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments that require limited partner approval discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. See “– Meetings; Voting”.

Prohibited Amendments

No amendment may be made that would:

(1)   enlarge the obligations of any limited partner without such limited partner’s consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected, or

(2)   enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of the Partnership Agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

Our general partner may generally make amendments to the Partnership Agreement or our Certificate of Limited Partnership without the approval of any limited partner to reflect:

(1)   a change in the name of the Partnership, the location of the Partnership's principal place of business, the Partnership's registered agent or its registered office,

(2)   the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement,

39

(3)   a change that our general partner determines is necessary or appropriate for the Partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes,

(4)   an amendment that our general partner determines to be necessary or appropriate to address certain changes in U.S. federal income tax regulations, legislation or interpretation,

(5)   an amendment that is necessary, in the opinion of our counsel, to prevent the Partnership or our general partner or its directors, officers, agents or trustees, from having a material risk of being in any manner being subjected to the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

(6)   an amendment that our general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities,

(7)   any amendment expressly permitted in the Partnership Agreement to be made by our general partner acting alone,

(8)   an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of the Partnership Agreement,

(9)   any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the Partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the Partnership Agreement,

(10) a change in our fiscal year or taxable year and related changes,

(11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance, or

(12) any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to the Partnership Agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

(1)   do not adversely affect our limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect,

(2)   are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware Limited Partnership Act),

(3)   are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading,

(4)   are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the Partnership Agreement, or

(5)   are required to effect the intent expressed in this Offering Circular or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

40

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “– No Limited Partner Approval” should occur. No other amendments to the Partnership Agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under “ – Merger, Sale or Other Disposition of Assets”) will become effective without the approval of holders of at least 90% of the outstanding Class A Common Units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The Partnership Agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the voting power of our outstanding voting units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries) without that approval. Our general partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in the Partnership Agreement are satisfied, our general partner may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our general partner determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Dissolution

We will dissolve upon:

(1)   the election of our general partner to dissolve us, if approved by the holders of a majority of the voting power of our outstanding voting units;

(2)   there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Limited Partnership Act;

(3)   the entry of a decree of judicial dissolution of us pursuant to the Delaware Limited Partnership Act; or

(4)   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer our general partner interests or withdrawal or removal of our general partner following approval and admission of a successor, in each case in accordance with the Partnership Agreement.

41

Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue our business without dissolution on the same terms and conditions described in the Partnership Agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to our receipt of an opinion of counsel to the effect that:

(1)   the action would not result in the loss of limited liability of any limited partner, and

(2)   neither we nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the Partnership Agreement and by law and thereafter to the partners pro rata according to the financial percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our GP has agreed not to withdraw voluntarily as the general partner prior to [   ], 2025 without obtaining the approval of the holders of at least a majority of the outstanding Class A Common Units, excluding Class A Common Units held by our GP and its affiliates (including us), and furnishing an opinion of counsel regarding tax and limited liability matters. On or after [   ], 2025, our GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, our GP may withdraw at any time without unitholder approval upon 90 days’ advance notice to the limited partners if at least 50% of the outstanding Class A Common Units are beneficially owned or owned of record or controlled by one person and its affiliates other than our GP and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of our outstanding voting units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the voting power of our outstanding voting units agree in writing to continue our business and to appoint a successor general partner. See “– Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of at least 66.66% of the outstanding voting units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the voting power of our outstanding voting units.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

42

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into Class A Common Units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due to the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our GP of its general partner interests in us to another entity as part of the merger or consolidation of our GP with or into another entity, our GP may not transfer all or any part of its general partner interest in us to another person prior to [   ], 2025 without the approval of the holders of at least a majority of the voting power of our outstanding voting units, excluding voting units held by our GP and its affiliates. On or after [    ], 2025, our GP may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Partnership Agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of our GP may sell or transfer all or part of their limited liability company interests in our GP without the approval of the unitholders.

Sinking Fund; Preemptive Rights

We have not established a sinking fund and we have not granted any preemptive rights with respect to our limited partner interests.

Meetings; Voting

We have three classes of voting securities – Class A Common Units, Class B Units, and Class M Units. Each Class A Common Unit, each Class B Unit, and each Class M Unit is entitled to one vote on all matters put to a vote of our limited partners. The Class A Common Units, Class B Units and Class M Units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act. The Class A Common Units, Class B Units and Class M Units vote as single class, except to the extent such classes of Units are required to vote as separate classes under the Delaware Limited Partnership Act.

If authorized by our general partner, any action that may be taken at a meeting of the unitholders may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by unitholders owning not less than the minimum percentage of the voting power of the outstanding ownership interests of a unitholder (which may be evidenced by Class A Common Units, Class B Units, or Class M Units) that would be necessary to authorize or take such action at a meeting at which all the unitholders were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 50% or more of the voting power of the outstanding ownership interests of a unitholder (which may be evidenced by Class A Common Units, Class B Units, or Class M Units) of the class or classes for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding ownership interests of a unitholder (which may be evidenced by Class A Common Units, Class B Units, or Class M Units) of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by unitholders holding a greater percentage of the voting power of such ownership interests of a unitholder, in which case the quorum shall be such greater percentage.

However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Partnership’s Class A Common Units then outstanding, that person or group will lose voting rights on all of its Class A Common Units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Class A Common unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Class A Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner, unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

By transfer of Class A Common Units in accordance with the Partnership Agreement, each transferee of Class A Common Units will be admitted as a limited partner with respect to the Class A Common Units transferred when such transfer and admission is reflected in our books and records. Except pursuant to Section 17-607 of the Delaware Limited Partnership Act (as described under "–Limited Liability" above), Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a dividend of assets upon the winding up of a limited partnership and who knew at the time of such dividend that it was in violation of this provision) or as set forth in the Partnership Agreement, the Class A Common Units will be fully paid and non-assessable.

43

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our general partner create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the Class A Common Units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Class A Common Units and may not receive dividends in kind upon our liquidation.

Indemnification

Under the Partnership Agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

●	our general partner;

●	any departing general partner;

●	any person who is or was an affiliate of a general partner or any departing general partner;

●	any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, the general partner or any departing general partner or any affiliate of us or our subsidiaries, the general partner or any departing general partner;

●	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

●	any person designated by our general partner.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Books and Reports

Our general partner is required to keep appropriate books of the Partnership’s business at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on June 30 each year.

We will make available to record holders of Class A Common Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also make available summary financial information within 90 days after the close of each quarter. Under the Partnership Agreement, we will be deemed to have made such annual reports and quarterly financial information available to each record holder of Class A Common Units if we have either (i) filed the report or information with the SEC via its Electronic Data Gathering, Analysis and Retrieval system and such report or information is publicly available on such system or (ii) made such report or information available on any publicly available website maintained by us.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including Schedule K-1), which describes on a U.S. dollar basis such partner’s share of our income, gain, loss and deduction for our preceding taxable year. The Partnership also shall provide the partners with such other information as may be reasonably requested for purposes of allowing each partner to prepare and file their own U.S. federal, state and local tax returns. Each partner shall be required to report for all tax purposes consistently with such information provided by the Partnership. See “Material U.S. Federal Tax Considerations”.

44

Right to Inspect Our Books and Records

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

●	promptly after becoming available, a copy of our U.S. federal, state and local income tax returns; and

●	copies of the Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Material U.S. Federal Tax Considerations

United States Taxes

This summary discusses the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A Common Units as of the date hereof. This summary is based on provisions of the Code, on the applicable regulations, published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their Class A Common Units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the purchase and ownership of Class A Common Units will vary depending on your circumstances. This discussion, is based in part on facts described in this offering circular and on other factual assumptions, representations and determinations. Any alteration or incorrectness of such facts, assumptions, representations or determinations could adversely affect such opinion. However, this discussion is not binding upon the IRS or any court, and the IRS may challenge these conclusions and positions and a court may sustain such a challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of a Class A Common Unit that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation; or (4) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A "non-U.S. Holder" is a holder that is not a U.S. Holder.

If a partnership holds Class A Common Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A Common Units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

Prospective holders of Class A Common Units should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a Class A Common Unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of the Partnership

An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and generally incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash dividends are then made. Investors in this offering will become limited partners of the Partnership. Dividends paid by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

45

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We will be publicly traded by those standards. However, the Qualifying Income Exception provides an exception to taxation as a corporation if at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the 1940 Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

We intend to manage our affairs so that we will meet the Qualifying Income Exception in each taxable year. We believe that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumptions and factual statements and representations, including the manner in which we intend to manage our affairs and the composition of our income. However, we have not obtained an opinion of counsel, or other ruling which would be binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the 1940 Act, we will be treated as if we had transferred all of our assets and liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of Class A Common Units in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of Class A Common Units, and we would be subject to U.S. corporate income tax on our taxable income. Dividends paid to holders of our Class A Common Units would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the Class A Common Units, or as taxable capital gain, after the unitholder's basis is reduced to zero. In addition, in the case of non-U.S. Holders, income that we receive with respect to investments may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a unitholder's after-tax return and thus could result in a substantial reduction of the value of the Class A Common Units.

If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership, if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our Class A Common Units will be required to pay certain amounts determined by the IRS.

The remainder of this section assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Corporate Subsidiaries

We may make acquisitions in entities that are taxable as corporations for U.S. federal income tax purposes and therefore, as the holder of such common stock, we will not be taxed directly on earnings of such entities. Distributions of cash or other property that the entities pay to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a dividend paid by the corporation exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in the corporation's common stock, and thereafter will be treated as a capital gain.

46

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our unitholders may not conform to the U.S. federal income tax treatment discussed herein. We may pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Class A Common Units

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of Class A Common Units.

For U.S. federal income tax purposes, your allocable share of our items of income, gain, loss, deduction or credit will be governed by the Partnership Agreement for our partnership if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our Partnership. We believe that for U.S. federal income tax purposes, such allocations will be given effect, and our general partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the Partnership Agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the Partnership Agreement.

We may derive taxable income from an acquisition opportunity that is not matched by a corresponding dividend. This could occur, for example, if we used cash for an acquisition opportunity or to reduce debt instead of distributing profits. In addition, special provisions of the Code may be applicable to certain of our acquisition opportunities, and may affect the timing of our income, requiring us to recognize taxable income before we receive cash attributable to such income. Accordingly, it is possible that the U.S. federal income tax liability of a unitholder with respect to its allocable share of our income for a particular taxable year could exceed the cash dividends to the unitholder for the year, and give rise to an out-of-pocket tax liability for the unitholder.

Basis

You will have an initial tax basis for your Class A Common Units equal to the amount you paid for the Class A Common Units, plus your share of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share of our liabilities, if any. That basis will be decreased, but not below zero, by dividends paid by us, by your share of our losses and by any decrease in your share of our liabilities.

Unitholders who purchase Class A Common Units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the Class A Common Units, a portion of that tax basis must be allocated to the Class A Common Units sold.

Return of Capital Distributions

We intend to authorize and declare 8% annual distributions on a quarterly basis and pay such dividends on a quarterly basis beginning no later than the end of the first calendar quarter after the month in which the minimum offering requirement ($20 million) is met. Our distributions may exceed our earnings, especially during the period before we have substantially invested the proceeds from this Offering. As a result, a portion of the distributions we make may represent a return of capital for tax purposes. A return of capital is a return of your investment, rather than a return of earnings or gains derived from our investment activities, and will be made after deduction of the fees and expenses payable in connection with the Offering, including any fees to be reimbursed to the general partner. A unitholder will not be subject to immediate taxation on the amount of any distribution treated as a return of capital to the extent of the unitholder’s basis in its units; however, the unitholder’s basis in its units will be reduced (but not below zero) by the amount of the return of capital, which will result in the unitholder recognizing additional gain (or a lower loss) when the units are sold. To the extent that the amount of the return of capital exceeds the unitholder’s basis in its units, such excess amount will be treated as gain from the sale of the unitholder’s units. A unitholder may recognize a gain from the sale of units even if the unitholder sells the units for less than the original purchase price. The Schedules K-1 that are issued to the unitholders will identify whether a dividend payment constitutes a return of capital.

Limits on Deductions for Losses and Expenses

Your deduction of your share of our losses will be limited to your tax basis in your Class A Common Units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your Class A Common Units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your Class A Common Units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the Class A Common Units for repayment. Your at risk amount will generally increase by your allocable share of our income and gain and decrease by cash dividends to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that dividends cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used. It is not entirely free from doubt whether you would be subject to additional loss limitations imposed by Section 470 of the Code. You should therefore consult your own tax advisors about the possible effect of this provision.

47

We may generate income or losses from "passive activities" for purposes of Section 469 of the Code. In addition, other provisions of the Code may limit or disallow any deduction for losses by a unitholder or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Holders should consult with their tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of your “net investment income.” Your share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A Common Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

Subject to certain exceptions, miscellaneous itemized deductions of an individual taxpayer, and certain deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction. The operating expenses of the Partnership may be treated as miscellaneous itemized deductions subject to the foregoing rule. Alternatively, it is possible that we will be required to capitalize certain fees. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Sale or Exchange of Class A Common Units

You will recognize gain or loss on a sale of Class A Common Units equal to the difference, if any, between the amount realized and your tax basis in the Class A Common Units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our liabilities, if any.

Gain or loss recognized by you on the sale or exchange of a Class A Common Unit will generally be taxable as capital gain or loss and will be long-term capital gain or loss if the Class A Common Unit was held for more than one year on the date of such sale or exchange. In addition, certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

Unitholders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

48

Section 754 Election

We currently do not intend to make the election permitted by Section 754 of the Code with respect to the Partnership. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or "inside basis," attributable to a transferee of Class A Common Units under Section 743(b) of the Internal Revenue Code to reflect the purchase price of the Class A Common Units paid by the transferee. However, this election does not apply to a person who purchases Class A Common Units directly from us, including in this Offering. For purposes of this discussion, a transferee's inside basis in our assets will be considered to have two components: (1) the transferee's share of our tax basis in our assets, or "common basis," and (2) the Section 743(b) adjustment to that basis.

If no Section 754 election is made, there will be no adjustment for the transferee of Class A Common Units, even if the purchase price of those Class A Common Units, is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Uniformity of Class A Common Units

Because we will likely be unable to match transferors and transferees of Class A Common Units, we will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of Class A Common Units and could have a negative impact on the value of our Class A Common Units or result in audits of and adjustments to our unitholders' tax returns.

Taxes in Other State, Local, and non-U.S. Jurisdictions

In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an acquisition in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have business or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

In general, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your Class A Common Units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer.

Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the unitholders. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our general partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Taxation of Tax-Exempt U.S. Holders of Class A Common Units

A holder of Class A Common Units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, may nevertheless be subject to "unrelated business income tax" to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

49

Because we are under no obligation to minimize UBTI, tax-exempt U.S. Holders of Class A Common Units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or “RICs,” for U.S. federal income tax purposes are required, among other things, to meet an annual gross income and a quarterly asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in Class A Common Units for purposes of these tests will depend on whether we are treated as a "qualifying publicly traded partnership." If our partnership is so treated, then the Class A Common Units themselves are the relevant assets for purposes of the asset value test and the net income from the Class A Common Units is the relevant gross income for purposes of the gross income test. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by us. Whether we will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future operations. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A Common Units.

Consequences to Non-U.S. Holders of Class A Common Units

U.S. Income Tax Consequences

In light of our objectives, we may be or may become engaged in a U.S. trade or business for U.S. federal income tax purposes, in which case some portion of our income would be treated as ECI with respect to non-U.S. Holders. If a non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our Class A Common Units in such year, such non-U.S. Holder generally would be (1) subject to withholding by us on any actual dividends, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to the Partnership and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount so withheld would be creditable against such non-U.S. Holder's U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its Class A Common Units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

Although each non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to obtain complete information related to the tax status of our investors for purposes of obtaining reduced rates of withholding. Accordingly, to the extent we receive dividends from a U.S. corporation, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a rate of 30%, unless relevant tax status information is provided. Dividends paid to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the dividend is otherwise considered fixed or determinable annual or periodic income under the Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the U.S., (2) is present in the U.S. for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding a partnership interests in us in connection with their U.S. business, a passive foreign investment company or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

50

Administrative Matters

Taxable Year

We currently intend to use July 1- June 30 as our taxable year for U.S. federal income tax purposes.

Tax Matters Partner

Our general partner will act as our "tax matters partner." As the tax matters partner, the general partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Shelter Regulations

If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of a stated threshold.

Unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

Our termination would result in the close of our taxable year for all holders of Class A Common Units. We would be required to make new tax elections after a termination. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the unitholders, and such Schedules K-1 would have to be provided to unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a "technical termination" (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50% or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of the Class A Common Units for the year in which the adjustments take effect, rather than the holders of Class A Common Units in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A Common Units individually, generally will be liable for any interest and penalties that result from an audit adjustment.

51

Withholding and Backup Withholding

For each calendar year, we will report to you and the IRS the amount of dividends we pay to you and the amount of U.S. federal income tax (if any) that we withheld on those dividends. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (due to transfers of Class A Common Units), we may over-withhold or under-withhold with respect to a particular holder of Class A Common Units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a dividend paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. tax liability, the unitholder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a dividend, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to dividends paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Nominee Reporting

Persons who hold an interest in our Partnership as a nominee for another person are required to furnish to us:

a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

b)	whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

c)	the amount and description of Class A Common Units held, acquired or transferred for the beneficial owner; and

d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A Common Units they acquire, hold or transfer for their own account. A per failure penalty is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Class A Common Units with the information furnished to us.

52

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our Class A Common Units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes affect or cause us to change our objectives or commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our Class A Common Units. Members of the United States Congress are reviewing the tax laws applicable to investment partnerships, and these laws could be changed in a manner that materially increases the taxes that we and/or our unitholders are required to pay. If legislation or regulations precluded us from qualifying for treatment as a partnership for U.S. federal income tax purposes under the publicly traded partnership rules we would incur a material increase in our tax liability and could well result in a reduction in the value of our Class A Common Units. We and our unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP AND ITS UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE CLASS A COMMON UNITS.

53

FINANCIAL STATEMENTS

[To be filed by Amendment.]

F-1

PART III — EXHIBITS

ITEM 1. Index to Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement*

2.1	Certificate of Limited Partnership of AWA Group LP filed with the Delaware Secretary of State on June 9, 2015

2.2	Amended and Restated Agreement of Limited Partnership of AWA Group LP*

3.1	Limited Liability Company Agreement of AWA Management LLC*

4.1	Form of Subscription Agreement*

8.1	Escrow Agreement*

10.1	Power of Attorney (incorporated by reference to the registrant’s Form 1-A/A filed with the SEC on June 30, 3015)

11.1	Consent of McGladrey LLP*

11.2	Consent of Maslon LLP*

12.1	Legal Opinion of Maslon LLP*

13.1	Solicitations of interest and other communications*

* – To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naples, in the State of Florida, on September 29, 2015.

AWA Group LP

By: AWA Management LLC, its sole General Partner

By:	/s/ L. Edward Baker
L. Edward Baker
Chairman and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities indicated on September 29, 2015.

Signature	Title

/s/ L. Edward Baker	Director, Chairman and Chief Executive Officer
L. Edward Baker	(Principal Executive Officer)

*	Director
Robert A. Kelly

*	Director
Brian Thayer

*	Chief Financial Officer (Principal Financial Officer &
Jay Abdo	Principal Accounting Officer)

*/s/ L. Edward Baker
L. Edward Baker, Attorney-in-fact